EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

Dated as of JANUARY 3, 2024

by and AMONG

Taran Therapeutics Inc., as Purchaser

AND

humanigen, inc., as Seller

INDEX OF EXHIBITS

EXHIBIT A	FORM OF BILL OF SALE

EXHIBIT B	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT C	FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

EXHIBIT D	FORM OF EQUITY INTEREST POWER

Asset Purchase Agreement

THIS Asset Purchase Agreement (this “Agreement”), is made and entered into as of January 3, 2024 (the “Effective Date”), by and among Taran Therapeutics Inc., a Delaware corporation (including any legal successor or assignee of thereof, “Purchaser”) and Humanigen, Inc., a Delaware corporation with its principal executive offices located at 830 Morris Turnpike, 4th Floor, Short Hills, NJ 07078 (including any legal successor or assignee thereof, “Seller”). Purchaser and Seller are referred to herein individually as a “Party” and collectively as the “Parties” ). Capitalized terms used herein shall have the meanings set forth herein or in Article XI.

Recitals

WHEReas, Seller is a clinical stage biopharmaceutical company, developing its portfolio of proprietary Humaneered® anti-inflammatory immunology and immuno-oncology monoclonal antibodies, lenzilumab, ifabotuzumab and HGEN005;

WHEREAS, Seller is developing lenzilumab in chronic myelomonocytic leukemia, a rare blood cancer, for which the Precision Approach to Chronic Myelomonocytic Leukemia study is underway, and is continuing its plans for the Risk Adapted Therapy in Acute GvHD study in acute graft versus host disease that occurs in patients undergoing bone marrow transplant, in studies that are majority funded by its partners; a leading network of centers, The Mayo Clinics, is currently progressing with an investigator-initiated trial of lenzilumab in combination with CAR-T therapies; and Seller is developing ifabotuzumab, an EpAh-3 targeted monoclonal antibody, currently in Phase 1 development, as part of an antibody drug conjugate (“ADC”), for certain solid tumors; and Seller is developing HGEN005 for certain inflammatory conditions associated with an excess of certain eosinophils, a certain type of white blood cell (such business and development initiatives, and together with all of Seller’s rights, interests, and assets wherever located throughout the world, the “Acquired Business”);

Whereas, Seller has filed or will file a voluntary petition for relief under Chapter 11 of Title 11, United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”, and Seller’s Chapter 11 case administered in respect of such filing, the “Bankruptcy Case”);

Whereas, Seller is continuing to manage its properties and operate its business and, to the extent the Bankruptcy Case has been filed, is doing so as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code;

Whereas, Purchaser desires to purchase the Acquired Assets and assume the Assumed Liabilities from Seller, and Seller desires to sell, convey, assign and transfer to Purchaser the Acquired Assets together with the Assumed Liabilities, in a sale authorized by the Bankruptcy Court pursuant to the Sale Order and all on the terms and subject to the conditions set forth in this Agreement; and

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Whereas, the Acquired Assets and Assumed Liabilities shall be purchased and assumed by Purchaser pursuant to the Sale Order approving such sale, free and clear of all Encumbrances (other than Permitted Encumbrances), pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, and Rules 2002, 6004, and 6006 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), which Sale Order will include the authorization for the assumption and assignment by Seller to Purchaser of the Assigned Contracts and certain of the Liabilities thereunder in accordance with Section 365 of the Bankruptcy Code, all in the manner and subject to the terms and conditions set forth in this Agreement and the Sale Order and in accordance with other applicable provisions of the Bankruptcy Code and the Bankruptcy Procedure and the local rules for the Bankruptcy Court (the “Local Bankruptcy Rules”).

Now, Therefore, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, Purchaser and Seller hereby agree as follows:

Article I

Purchase and Sale of the Acquired Assets;
Assumption of Assumed Liabilities

1.1          Purchase and Sale of the Acquired Assets. Pursuant to the Bankruptcy Code, including sections 105, 363 and 365 of the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules, and on the terms and subject to the conditions set forth herein and in the Sale Order, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title and interest in and to all assets and property of the Seller (including Seller’s bankruptcy estate) whatsoever and wherever located, including but not limited to all assets Related to (or constituting) the Acquired Business (but excluding the Excluded Assets), including the following assets (collectively, the “Acquired Assets”):

(a)           the Executory Contracts listed on Schedule 1.1(a) (the “Assigned Contracts”), which schedule may be updated prior to Closing as set forth in this Agreement, and all claims, rights, defenses, actions, causes of action and rights of set-off and recoupment arising under any Assigned Contract;

(b)           all Contracts entered into by Seller after the Petition Date and that are not expressly identified by Purchaser as an Excluded Asset on or prior to Closing (the “Post-Petition Contracts”);

(c)           all Documents Related to the Acquired Business (including, without limitation, all documents related to the Acquired Assets or Assigned Contracts or Assumed Liabilities);

(d)           all tangible assets (including Equipment) of Seller, wherever located, including all inventories of the HGEN Products, together with all bulk drug substance and drug product, intermediates, other raw materials, component parts, work in process, finished drug product either distributed or available to be distributed, and packaging materials;

(e)           all of Seller’s equity interests in the Foreign Subsidiary;

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(f)            all Intellectual Property of Seller, including, without limitation, those assets listed on Schedule 1.1(f) (the “Acquired Intellectual Property”), and all rights and obligations under non-disclosure or confidentiality, invention or other Intellectual Property assignment agreements, restrictive covenant agreements, and other similar arrangements. For purposes of clarity, Purchaser shall acquire all Intellectual Property of the Seller pursuant to this Agreement notwithstanding the omission of any particular Intellectual Property right of the Seller from Schedule 1.1(f);

(g)           all Governmental Authorizations required for Seller to conduct the Acquired Business (including, but not limited to, those obtained with respect to the HGEN Product) as it is currently conducted;

(h)           to the extent not otherwise set forth in this Section 1.1, all assets of any nature, type or kind whatsoever consisting of or otherwise relating to the HGEN Products;

(i)            all assets related to the Acquired Assets or the Assumed Liabilities (other than those identified as the Excluded Assets);

(j)            all claims and causes arising under Chapter 5 of the Bankruptcy Code or similar non-bankruptcy law and any other claims, rights, actions or causes of action whatsoever whether under bankruptcy or non-bankruptcy law (including, without limitation, any rights to credits, refunds, rebates, allowances, adjustments, setoffs, or recoupments) against: (a) against any person or entity that is: (i) a counterparty to an Assigned Contract; or (ii) is a vendor or service provider with whom Purchaser anticipates doing business following the Closing, except for those vendors or service providers identified by Seller (and approved by Purchaser) set forth on Schedule 1.1(j), which schedule may be created or updated in form acceptable to Purchaser prior to Closing; (b) Cameron Durrant; or (c) Purchaser, except with respect to Purchaser’s duties and obligations under this Agreement (collectively, all acquired claims, rights or causes of action set-forth in this sub-paragraph, the “Acquired Causes of Action”); and

(k)           any other assets of Seller in each case related to the Acquired Business or to the Acquired Assets including all goodwill, payment intangibles and general intangible assets and rights of Seller to the extent associated with, held for use in, or otherwise relating to, useful in or necessary for the conduct of, the Acquired Business or the Acquired Assets and other than those assets specifically identified as Excluded Assets in Section 1.2 clauses (a) through (m).

1.2          Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Seller sell, transfer, assign, convey or deliver, or be deemed to sell, transfer, assign, convey or deliver, and Seller shall retain, all right, title and interest to, in and under any assets other than the Acquired Assets (collectively, the “Excluded Assets”) including such right, title or interest in the following:

(a)           any assets expressly excluded from the definition of Acquired Assets pursuant to Section 1.1 (including all subparts and clauses of Section 1.1);

(b)           all accounts receivable of the Seller;

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(c)           all Cash and Cash Equivalents other than any expressly included in the definition of Acquired Assets;

(d)           the Madison JV Interest and any claim related thereto, as more fully described on Schedule 1.2(c);

(e)           all Executory Contracts of Seller that are not Assigned Contracts as of the Closing (or that are not assumed and assigned to Purchaser after Closing as set forth herein) or that are Post-Petition Contracts that Purchaser has, in writing, elected not to acquire;

(f)            all Documents (i) to the extent they relate solely to any of the Excluded Assets or Excluded Liabilities, or (ii) that Seller is required by Law to retain or is prohibited by Law from providing a copy thereof to Purchaser, provided, however, that to the extent that there are any Documents that are related to the Acquired Assets or Assumed Liabilities but which Seller is required by Law to retain (and is not prohibited by law from providing a copy to Purchaser), Seller shall provide copies of such Documents to the Purchaser;

(g)           except with respect to the Foreign Subsidiary, all shares of capital stock, limited liability company interests, or other equity interests of Seller and each of its respective Subsidiaries or securities convertible into, exchangeable or exercisable for any such shares of capital stock, limited liability company interests, or other equity interests;

(h)           all claims and causes of action held by Seller or its bankruptcy estate (including any related rights of setoff or recoupment) that are not among the Acquired Causes of Action, and including: (i) any rights, claims, or causes of action under Chapter 5 of the Bankruptcy Code that are not among the Acquired Causes of Action; (ii) any other claims or causes of action not arising under Chapter 5 of the Bankruptcy Code that are not among the Acquired Causes of Action; (iii) any claims against Seller or any Affiliate thereof or any director, officer or agent of Seller that are not among the Acquired Causes of Actions, and (iv) proceeds of any of the foregoing;

(i)            all policies of insurance held by Seller, including, without limitation, all commercial general liability, property and casualty, professional liability, cyber liability, director and officer liability, employment practices liability, errors and omissions liability, and all rights and benefits of Seller of any nature with respect to such insurance policies, including all insurance recoveries or proceeds thereunder and rights to assert claims or actions with respect to any such insurance recoveries or proceeds;

(j)            Seller’s rights under this Agreement, including the Purchase Price hereunder, or any agreement, certificate, instrument or other document executed and delivered between Seller and Purchaser in connection with the transactions contemplated hereby, or any other agreement between Seller and Purchaser entered into on or after the Effective Date;

(k)           (i) all attorney-client, work product and other legal privileges of Seller (including all documents and records of Seller that are entitled to, or were created under, any such privileges), (ii) all records and reports prepared or received by Seller or any of its Affiliates in connection with the sale of the Acquired Assets or any portion thereof, the Bankruptcy Case and the transactions contemplated hereby, including all analyses relating to the Acquired Assets or Purchaser or its Affiliates so prepared or received (but excluding any materials made available to Purchaser or its Affiliates and any financial information directly related to the Acquired Assets that would be reasonably required for the financial planning or reporting obligations of Purchaser), and (iii) all confidentiality agreements with prospective purchasers of the Acquired Assets or any portion thereof, and all bids and expressions of interest received from third parties with respect thereto;

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(l)            each Seller Plan that is specifically set forth on Schedule 1.2(l) which schedule may be updated in form acceptable to Purchaser prior to Closing and all right, title and interest in any assets thereof or relating thereto; and

(m)          the properties and assets set forth on Schedule 1.2(m).

1.3          Assumption of Certain Liabilities. On the terms and subject to the conditions set forth in this Agreement and the Sale Order, effective as of the Closing, Purchaser shall irrevocably assume from Seller (and from and after the Closing pay, perform, discharge or otherwise satisfy in accordance with their respective terms), and Seller shall irrevocably convey, transfer and assign to Purchaser, the following Liabilities (collectively, the “Assumed Liabilities”):

(a)           all Liabilities and obligations of Seller under the Assigned Contracts first arising or first accruing after the Closing;

(b)          unless otherwise specified in the DIP Loan Documents, all Liabilities arising out of the conduct of the Acquired Business or the ownership of the Acquired Assets, in each case, by Purchaser, first arising or accruing after the Closing Date;

(c)           all Liabilities relating to amounts required to be paid, or actions to be taken or to be omitted to be taken, by Purchaser under this Agreement;

(d)           to the extent lawfully transferable, all obligations, commitments and Liabilities under any Governmental Authorizations assigned to Purchaser hereunder and first arising or accruing after the Closing Date; and

Notwithstanding the foregoing and for the avoidance of doubt, Assumed Liabilities shall not include any Liability relating to or arising out of any violation of Law by, or any Action against, Seller or any breach, default or violation by Seller of or under any Assigned Contracts arising prior to Closing.

1.4          Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, the Parties expressly acknowledge and agree that Purchaser shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of Seller (including any Liens, Claims, Liabilities or Encumbrances of or against the Seller), whether liquidated, unliquidated, fixed, contingent, disputed or undisputed, as a result of any act, omission or circumstances taking place prior to the Closing, other than the Assumed Liabilities (all such Liabilities that Purchaser is not assuming are referred to collectively herein as the “Excluded Liabilities”).

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1.5          Contract Assumption and Assignment Procedures; Designation Rights.

(a)           (i) Schedule 1.1(a) shall set forth the list of Assigned Contracts that Purchaser would like to acquire and the projected Cure Costs as of the Closing Date and Purchaser shall (with the assistance of Seller) provide a proposed Schedule 1.1(a) to Seller no later than five (5) day prior to the Sale Hearing; (ii) Purchaser may, in its sole discretion (and without any change in the Purchase Price), add or delete Contracts to Schedule 1.1(a) at any time prior to Closing, subject to the terms of this Agreement and Seller represents that it has disclosed to Purchaser all Executory Contracts of which it is aware (and will immediately notify Purchaser in writing if it identifies any additional such Contracts); (iii) no later than ten (10) days prior to Closing, Purchaser shall in writing disclose to Purchaser a list of all Post-Petition Contracts (and will supplement such list again one (1) day prior to Closing to identify any further Post-Petition Contracts entered prior to Closing) so that Purchaser may elect to exclude any such Post-Petition Contract(s) as Acquired Assets. In addition, immediately following the Effective Date, Seller will diligently cooperate with Purchaser to provide information relevant to all Contracts of Seller, including Potential Assigned Contracts (including identifying such Contracts and any potential Cure Costs and any other information pertaining to such agreements). Notwithstanding the foregoing, following the Closing Date, Purchaser retains the right (without providing any further sale consideration to the Seller or its bankruptcy estate) to assume and assign any Contracts not previously listed on Schedule 1.1(a) on the Closing Date (and the Seller shall promptly file a motion to assume and assign any such Contract to Purchaser upon request), provided that, subject to the obligation of the Seller to pay Cure Costs up to the Cure Cap, Purchaser shall pay cash amounts that, pursuant to section 365 of the Bankruptcy Code, will be required to be paid as of the date of such assignment and assumption to cure any monetary defaults on the part of Seller under any such additional assumed Contracts;

(b)          No later than three (3) days after entry of the Bidding Procedures Order, Seller shall file with the Bankruptcy Court, and cause notice (the “Cure and Assignment Notice”) to be provided to all counterparties to Executory Contracts that may be among the Assigned Contracts (the “Potential Assigned Contracts”), regarding the: (i) potential assumption and assignment to Purchaser of all of such Contracts, except for any such Contracts which Purchaser previously has advised Seller in writing that it affirmatively does not wish to assume, (ii) fixing of the Cure Costs associated with each Potential Assigned Contract as of the Closing Date (or as of such later date reasonably acceptable to Purchaser and Seller) and identifying the Seller’s proposed Cure Costs (if any) for each such Contract; and (iii) setting a deadline of ten (10) days from the date of service of the Cure and Assignment Notice for such Party to object to the assumption and assignment of its executory contract/lease with the Seller, to the Purchaser of the Acquired Assets, or to the Cure Costs of any such Contract (the “Cure and Assignment Deadline”). Purchaser may insist that any such objection be resolved in full prior to or in connection with the Sale Hearing. Seller shall consult with, and give due consideration to, the views and concerns of, Purchaser prior to compromising or obtaining a decision of the Bankruptcy Court with respect to any Cure Costs required to be made under the Bankruptcy Code to effectuate the assumption of any such Assigned Contract, including using commercially reasonable efforts to provide three (3) days’ notice of any such compromise to Purchaser. Notwithstanding anything herein to the contrary: (a) the Seller’s fixing of any Cure Costs (whether by compromise, adjudication or otherwise) shall not result in any obligation of Purchaser to pay any Cure Costs arising on or prior to Closing except to the extent that such amounts exceed the Cure Cap; and (b) the Purchaser shall direct Seller as to how much, and to whom, Seller should pay Cure Costs up to and including the Cure Cap.

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(c)          For the purpose of determining whether a Contract of Seller shall be included as an Assigned Contract or an Excluded Asset, from and after the filing of the Notice of Sale Hearing and Cure and Assignment Notice, all such Contracts shall be treated as follows:

(i)           no later than five (5) days prior to the Bid Deadline, Purchaser shall notify Seller in writing of those Executory Contracts which Purchaser desires to be designated to be assumed by Seller and assigned to Purchaser on the Closing Date, subject to Purchaser’s right to later remove or add such Contracts from the list of Assigned Contracts at any time prior to the Closing;

(ii)          each Post-Petition Contract shall be designated to be assigned to Purchaser, unless Purchaser notifies Seller in writing at any time prior to the Closing that it will not take assignment of any such Contract, in which case such Contract shall not be assigned to Purchaser and shall be deemed an Excluded Asset; and

(iii)         notwithstanding any of the foregoing, no later than one (1) Business Day prior to the Closing Date, Purchaser shall notify Seller in writing of any Contracts which Purchaser elects, in its sole discretion, to add to the list of Assigned Contracts (subject to the counterparty’s right to receive the Cure Costs associated with such contract(s)), or remove from the list of Assigned Contracts (which Contract(s) shall be Excluded Assets and may be rejected by Seller);

(d)          Purchaser shall provide, with respect to any Contract designated to be assumed and assigned hereunder, such information or documentation related to “adequate assurance of future performance” as shall be reasonably required in connection with the assumption and assignment of such Contract, and upon Bankruptcy Court approval for the assumption and assignment thereof to Purchaser, any such Contract so designated shall constitute an Acquired Asset hereunder. Notwithstanding anything to the contrary set forth in this Agreement, to the extent that, prior to Closing, any Assigned Contract is not subject to an Order of the Bankruptcy Court with respect to the assumption and assignment of such Assigned Contract, any Liabilities of Seller related to such Assigned Contract shall be the responsibility of Seller until such Assigned Contract is either assumed by Seller and assigned to Purchaser or rejected by Seller;

(e)           No later than five (5) business days following Closing (or such earlier date(s) upon or following Closing as may be ordered by the Bankruptcy Court), to the extent not previously paid, Seller shall pay any and all Cure Costs in respect of Assigned Contracts (as such payments shall be directed by Purchaser) up to the Cure Cap with all other Cure Costs under Assigned Contracts to be paid by the Purchaser, provided, however, that, at Closing, Seller shall fund an escrow account in the amount of the Cure Cap to be used to pay Cure Costs (as such payments shall be directed by Purchaser). To the extent that any Contract that is being sold to Purchaser under this Agreement is not an Executory Contract (regardless of whether such Contract is a Contract entered into prior to the Petition Date that is not subject to Section 365 of the Bankruptcy Code or such Contract is a Post-Petition Contract), Purchaser shall only be liable or responsible for any obligation arising under such Contract to the extent that such Contract gives rise to an allowed post-Petition Date administrative expense priority claim against the Seller and shall not otherwise assume or be liable for any other Liability arising under such Contract prior to Closing (including any general unsecured claims arising under such Contract).

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(f)           Nothing in this Agreement shall be construed as an attempt by Seller to assign any Contract to the extent that such Contract is not assignable under the Bankruptcy Code or otherwise without the consent of the other party or parties thereto, and the consent of such other party has not been given or received, as applicable. With respect to any Contract for which the consent of a party thereto to the assignment thereof shall not have been obtained at Closing and any claim, right or benefit arising thereunder or resulting therefrom, prior to the Closing Date, if Purchaser (in its sole discretion) so elects, Seller and Purchaser shall use their reasonable good faith efforts to obtain as expeditiously as possible the written consent of the other party or parties to such Contract necessary for the assignment thereof to Purchaser. Unless and until any such consent, waiver, confirmation, novation or approval is obtained, Seller and Purchaser shall cooperate to establish an arrangement reasonably satisfactory to Seller and Purchaser under which Purchaser would obtain the claims, rights and benefits and assume the corresponding Liabilities and obligations thereunder (including by means of any subcontracting, sublicensing or subleasing arrangement) to the extent such Liabilities arise after the Closing. In such event, (i) Seller will hold in trust for and promptly pay to Purchaser, when received, all moneys received by them under any such Contract or any claim, right or benefit arising thereunder and (ii) Purchaser will promptly pay, perform or discharge, when due, any and all obligations and Liabilities arising thereunder after Closing, other than those being contested in good faith. Purchaser acknowledges that no adjustment to the Purchase Price shall be made for any such Contracts that are not assigned and that Purchaser shall have no claim against Seller in respect of such unassigned Contracts. Nothing in this Agreement shall be deemed a waiver of Purchaser’s rights (or remedies) under this Agreement to receive (or insist upon receiving) an effective assignment of all of the Acquired Assets at, or as a condition of, Closing (including all Contracts to which Purchaser has elected to acquire or take assignment) nor shall any Contracts covered by this paragraph be deemed to constitute Excluded Assets solely by virtue of this paragraph. Seller’s obligations under this paragraph shall terminate on the date that is ninety (90) days after the Closing Date; and

(g)          Promptly after the Closing, Purchaser shall file with the Bankruptcy Court a final list of Assigned Contracts.

Article II

Consideration; Payment; Closing

2.1          Consideration; Payment.

(a)          The aggregate consideration (the “Purchase Price”) to be paid by Purchaser for the purchase of the Acquired Assets shall be:

(i)          the assumption of Assumed Liabilities;

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(ii)          a cash payment (the “Cash Payment”) of Two Million Dollars ($2,000,000), which Cash Payment will be reduced on a dollar-for-dollar basis by all amounts due, owing and chargeable to the Seller or its bankruptcy estate in connection with the debtor-in-possession loan (the “DIP Loan”) provided, or to be provided, by Purchaser to Seller and approved by one or more orders of the Bankruptcy Code (the “DIP Orders” and, together all agreements, term sheets, notes and other documents related to the DIP Loan, the “DIP Loan Documents”), including all outstanding interest, fees, costs, charges and other amounts due from Seller (or its bankruptcy estate) to Purchaser whatsoever under or in connection with the DIP Loan or the DIP Loan Documents (collectively, the “DIP Obligations”), which DIP Loan will be in the maximum principal amount of $2,000,000. The Purchaser shall be permitted and authorized to apply all DIP Obligations as one or more credit bids under section 363(k) of the Bankruptcy Code in connection with any sale of the Acquired Business or any portion thereof (the “Credit Bid”), including as follows with respect to the sale contemplated hereunder:

(A)           to the extent that, as of the date of the Auction, the amount of the then-outstanding DIP Obligations is less than $2,000,000, the Purchaser shall be deemed to have submitted an initial Credit Bid in the amount of the then-existing amount of DIP Obligations pursuant to section 363(k) of the Bankruptcy Code (which Credit Bid amount shall apply to any subsequent bid it may make at the Auction), together with a commitment to pay a Cash Payment for the balance of the Purchase Price at Closing;

(B)           to the extent that, as of the date of the Auction, the amount of the then-outstanding DIP Obligations exceeds $2,000,000, the Purchaser shall be deemed to have submitted an initial Credit Bid of $2,000,000 for the purchase of the Acquired Assets pursuant to section 363(k) of the Bankruptcy Code and shall be permitted to apply any outstanding DIP Obligations in excess of $2,000,000 as a Credit Bid (or Credit Bid portion) to any subsequent bid it may later make at such Auction with respect to the Acquired Assets; and

(C)           Notwithstanding anything to the contrary in Subsections 2.1(a)(ii)(A) and (B) of this Agreement: (a) the Purchaser shall not be required to make any cash deposit prior to the Auction and shall, for all purposes relevant to this Agreement be deemed a Qualified Bidder at such Auction (should it occur) without the need to provide any further information or assurances; and (b) at Closing, the Purchaser shall be permitted to apply the actual amount of the DIP Obligations existing as of the Closing (or any portion thereof) as a Credit Bid against the Purchase Price;

(iii)         the Milestone Payments (if any); and

(iv)         Cure Costs to the extent Cure Costs exceed the Cure Cap.

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(b)          If the Closing does not occur, then the DIP Loan shall be repaid in accordance with the terms of the DIP Loan Documents. For the avoidance of doubt, if some or all of the Acquired Assets are sold in an Alternative Transaction, the proceeds of the sale of the Acquired Assets shall (except as otherwise agreed by Purchaser) first be used to satisfy any Expense Reimbursement owed to the Purchaser, and next to satisfy the DIP Obligations owed to the Purchaser.

(c)          At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the Cash Payment (if any), after taking into account any deductions to the Purchaser Price made through the application of the Purchaser’s ultimate Credit Bid (the “Closing Date Payment”). The Closing Date Payment (if any) and any payment required to be made pursuant to any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the applicable Party at least two (2) Business Days prior to the date such payment is to be made (provided that, to the extent such payment is received prior to Closing it shall be held in escrow pending the Closing).

2.2          Closing. The closing of the purchase and sale of the Acquired Assets, the delivery of the Purchase Price (if any) and the assumption of the Assumed Liabilities (the “Closing” and, the date of such closing, the “Closing Date”) will take place by telephone conference and electronic exchange of documents, at 9:00 a.m. Eastern Time on the second (2nd) Business Day following full satisfaction or due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in Article VII (other than conditions that by their terms or nature are to be satisfied at the Closing), or at such other place and time as the Parties may agree.

2.3          Closing Deliveries by Seller. At the Closing and unless otherwise waived in writing by Purchaser, Seller shall deliver or cause to be delivered to Purchaser the following:

(a)          the Acquired Business and the Acquired Assets, by making the Acquired Assets available to Purchaser at its present location;

(b)          a bill of sale substantially in the form of Exhibit A (the “Bill of Sale”), duly executed by Seller in favor of Purchaser;

(c)          an assignment and assumption agreement substantially in the form of Exhibit B (the “Assignment and Assumption Agreement,”), executed by Seller in favor of Purchaser;

(d)          an intellectual property assignment and assumption agreement with respect to the Acquired Intellectual Property, substantially in the form attached hereto as Exhibit C and executed accordingly by the Seller (the “Intellectual Property Assignment Agreement”, and together with the Bill of Sale and Assignment and Assumption Agreement, the “Ancillary Agreements”);

(e)          an acquired equity power and assignment conveying Seller’s interest in the Foreign Subsidiary, in the form to be attached as Exhibit D (the “Equity Interest Power”), duly executed by Seller in favor of Purchaser;

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(f)           a copy of resolutions duly adopted by the board of directors (or similar governing body) of Seller, authorizing and approving Seller’s execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, duly certified by an authorized officer of Seller;

(g)          certificates of existence and good standing of Seller from the State of Delaware, dated the most recent practicable date prior to the Closing Date;

(h)          a non-foreign Person affidavit of Seller, dated as of the Closing Date, in form and substance required by the Treasury Regulations issued pursuant to Section 1445 of the Tax Code stating that such Seller is not a “foreign person” as defined in Section 1445 of the Tax Code and, if applicable, a duly completed and executed IRS Form W-9;

(i)           an officer’s certificate (or a certificate executed by, or on behalf of, any duly authorized special committee of the board of directors of the Seller), dated as of the Closing Date, executed by a duly authorized officer of Seller certifying that the conditions set forth in Sections 7.2(g) and 7.2(j) have been satisfied;

(j)           certificates of incumbency for the respective officers or directors of Seller executing this Agreement and the other Ancillary Agreements;

(k)          evidence satisfactory to Purchaser that Seller has paid, shall promptly pay (or has set aside and delivered in escrow to the Purchaser), or shall promptly pay when due, to the Assigned Contract counterparties all Cure Costs up to the Cure Cap (as such payments shall be directed by Purchaser);

(l)           such other documents as Purchaser may reasonably request that are not inconsistent with the terms of this Agreement and customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement; and

(m)         a certified copy of the Sale Order, as entered by the Bankruptcy Court.

2.4          Closing Deliveries by Purchaser. At the Closing, and unless otherwise waived in writing by Seller, Purchaser shall deliver or cause to be delivered to Seller the following:

(a)          the Closing Date Payment (if any), by wire transfer of immediately available funds to an account designated in writing by Seller;

(b)          the Assignment and Assumption Agreement, duly executed by Purchaser;

(c)          the Intellectual Property Assignment Agreement, duly executed by Purchaser;

(d)          the Equity Interest Power, duly executed by Purchaser;

(e)          an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Sections 7.3(b) and 7.3(c) have been satisfied; and

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(f)           certificates of incumbency for the officer of Purchaser executing this Agreement and the Ancillary Agreements.

2.5          Milestone Payments

(a)          Milestone Payments. Seller may be entitled to receive from Purchaser, and Purchaser may be obligated to pay to Seller, certain contingent payments in consideration for the Acquired Assets upon achievement of certain development and commercial milestones (the “Milestones”) in accordance with the terms and conditions set forth in this Section 2.5 (each, a “Milestone Payment”).

(b)          Notice and Payment. Purchaser shall promptly notify Seller in writing following the achievement of each milestone event described in Section 2.5(c). Thereafter, Seller shall submit to Purchaser an invoice for the corresponding Milestone Payment and within ninety (90) Business Days of Purchaser’s receipt of any such invoice, Purchaser shall remit the applicable Milestone Payment to Seller.

(c)          Milestone Events. Subject to the foregoing, the Purchaser shall make the following Milestone Payments to Seller upon the achievement of the corresponding milestone events as follows:

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Milestone Event	Milestone Payment (U.S. Dollars)
First (1st) FDA approval of a BLA relating to Lenzilumab for CMML in the United States, provided such approval is granted within five (5) years following the Closing Date.	$3,000,000

The next three (3) FDA approvals of a BLA relating to Lenzilumab for any follow-on indication to CMML in the United States provided such approval(s) is granted within seven (7) years following the Closing Date.

$1,000,000 for each Therapeutic Indication
First (1st) Regulatory Approval of any HGEN Product for a particular Therapeutic Indication for Lenzilumab in the United Kingdom, Germany, France, Italy, Spain or Australia (each, an “Approved Country”), provided such approval is granted within five (5) years following the Closing Date.	$1,000,000 for each Approved Country

(d)          Annual Net Sales Milestones. The three (3) potential Milestone Payments set forth in this Section 2.5(d) shall each be payable to Seller on a one-time only basis (for the first achievement of any Milestone set forth below), ninety (90) days after the end of the Annual Net Sales Period upon which the aggregate Annual Net Sales of any HGEN Product sold by Purchaser, its Affiliates, successors, and its sublicensees in any Territory for the first time reaches or exceeds the amounts set forth in the table below for any Annual Net Sales Period (which annual periods shall commence on the first day of the first fiscal quarter following the Closing Date and run for successive twelve month periods thereafter). For purposes of clarity: (a) each of the potential Milestone Payments set forth below may only be paid one time for each Milestone achieved, such that Purchaser’s maximum aggregate liability to Seller with respect to the achievement of each of the below listed Milestones shall, respectively, be $1,000,000, $2,000,000, and $3,000,000 (with a maximum aggregate liability of $6,000,000); (b) Seller may only be entitled to a Milestone Payment arising under this Section 2.5(d) if Purchaser’s Annual Net Sales for the Annual Sales Period for any HGEN Product in any Territory meets any of the below Milestone(s) and Annual Net Sales arising in different Territories (or for different HGEN Products) for a given Annual Sales Period shall not be aggregated for purposes of determining whether any Milestone has been achieved.

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Milestone	Milestone Payment (U.S. Dollars)
Upon the first occasion that aggregate Annual Net Sales for any HGEN Product in any Territory is greater than $100,000,000, provided such Annual Net Sales are achieved within five (5) years after the first day of the first full fiscal quarter following the Closing Date.	$1,000,000
Upon the first occasion that aggregate Annual Net Sales for any HGEN Product in any Territory is greater than $200,000,000, provided such Annual Net Sales are achieved within six (6) years after the first day of the first full fiscal quarter following the Closing Date.	$2,000,000
Upon the first occasion that aggregate Annual Net Sales for any HGEN Product in any Territory is greater than $300,000,000 within seven (7) years after the first day of the first full fiscal quarter following the Closing Date.	$3,000,000

(e)          Commercially Reasonable Efforts. Purchaser shall, and shall cause any of its licensees, sublicensees, transferees or assignees of, rights to any HGEN Product to, exercise Commercially Reasonable Efforts to achieve the milestone events set forth in Section 2.5.

(f)          Yearly Reporting. With respect to each HGEN Product, within sixty (60) days following the end of each Annual Net Sales Period after the First Commercial Sale of such HGEN Product, Purchaser shall provide Seller with a report containing the following information for the applicable Annual Net Sales Period for each such HGEN Product:

(i)           the amount of gross sales of the HGEN Product during such Annual Net Sales Period (including identifying the dates such Annual Net Sales Period began and ended);

(ii)          an itemized calculation of the Annual Net Sales showing any applicable deductions taken from gross sales for such Annual Net Sales Period;

(iii)         a calculation of the Milestone Payment due on such Annual Net Sales, if any; and

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(iv)          a list of the types of HGEN Products sold.

(g)           Right to Accounting/Financial Audit.

(i)	In addition to the reporting obligations of Purchaser pursuant to Section 2.5(f), Purchaser shall maintain complete and accurate books and records regarding the Milestones set forth in Section 2.5(d). At the request of Seller, no more than once each calendar year (following the end of any Annual Net Sales Period), Purchaser shall permit an independent certified public accounting firm mutually and reasonably acceptable to both the Purchaser and the Seller (the “Auditor”), at reasonable times and upon at least thirty (30) days’ prior written notice, to audit the books and records in the location where such books and records are maintained, solely to confirm the accuracy of the Milestone Payments, if any, due hereunder in connection with Section 2.5(d) of this Agreement. An audit of the milestones contained in Section 2.5(d) shall be conducted no more than once each calendar year (an “Audit”), there shall be no more than one audit for any Annual Net Sales Period, and Seller shall only be entitled to audit Purchaser’s books and records with regard to items and time periods not covered by a prior Audit conducted by the Auditor (or another auditor approved by the Parties hereunder).

(ii)	Notwithstanding the foregoing, Purchaser shall not have any reporting obligation with respect to any HGEN Product until after the First Commercial Sale of such HGEN Product.

(iii)	The Auditor will execute a written confidentiality agreement with the Purchaser and will disclose to Seller only such information as is necessary to provide Seller with information regarding any discrepancies that the Auditor has concluded exist between the amounts reported and actually paid and amounts the Auditor determines should be payable under this Agreement. The Auditor will deliver to Seller and Purchaser an Audit report (an “Audit Report”) with respect to one more Annual Net Sales Period(s). The Audit Report sent to both Parties will include the methodology and calculations used to determine the results. The Seller shall bear the full cost of such audit, unless the Auditor concludes that Purchaser has underreported by more than $100,000 the payment obligations (if any) due to Seller for Milestones under this Agreement for the time periods covered by the Audit, in which case the Purchaser shall bear the cost of the Audit. If such Audit concludes that (a) additional Milestone Payments were owed by Purchaser, Purchaser shall pay the additional amounts, with interest from the date originally due at the rate of prime plus two percent, or (b) excess payments were made by Purchaser, Seller shall reimburse such excess payments, with interest from the date originally due at the rate of prime plus two percent, in either case ((a) or (b)), within sixty (60) days after the date on which the Auditor’s Report is delivered to Purchaser.

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(iv)	In the event of any dispute between the Parties (or their successors) with respect to this Section 2.5 (including any sub-parts hereof): (a) the Parties shall first confer to determine if they can resolve the dispute; and (b) in the event of litigation regarding such dispute, the party prevailing in such litigation shall be entitled to receive from the non-prevailing Party, costs and attorneys’ fees with respect to such litigation.

Article III

Representations and Warranties of Seller

Except as set forth in the Schedules delivered by Seller concurrently herewith (or as and when set forth herein) and Section 10.10, Seller represents and warrants to Purchaser as follows as of the Effective Date and as of the Closing Date:

3.1          Organization and Qualification. Seller (a) is an entity duly incorporated, in good standing, and validly existing under the Laws of its jurisdiction of incorporation, and (b) has the corporate power and authority to own and operate its properties and to carry on its businesses as now conducted, subject to the provisions of the Bankruptcy Code.

3.2          Authorization of Agreement. The execution, delivery and performance of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby, subject to requisite Bankruptcy Court approvals, have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement by Seller. This Agreement has been duly and validly executed and delivered by Seller and, subject to requisite Bankruptcy Court approvals and, assuming this Agreement is a valid and binding obligation of Purchaser, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws relating to or affecting creditors’ rights or general principles of equity to the extent such other non-bankruptcy Laws are enforceable in the Bankruptcy Case (whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

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3.3          Title to Acquired Assets, Properties, and Intellectual Property. Subject to requisite Bankruptcy Court approvals, and assumption by Seller of the applicable Assigned Contracts in accordance with applicable Law (including satisfaction of any applicable Cure Costs) and except as a result of the commencement of the Bankruptcy Case, Seller and its Subsidiaries own good and valid title in and to, or hold a valid leasehold interest in, all of the Acquired Assets, including the tangible property necessary in the conduct of the Acquired Business as now conducted, free and clear of all Encumbrances except for Permitted Encumbrances, and other than any failure to own or hold such tangible property that is an Excluded Asset. With respect to the Acquired Intellectual Property, and without limiting or creating an exception or exclusion to the representations in this section, Seller owns all right, title and interest to, or are valid licensees with respect to, the Acquired Intellectual Property, and, at Closing, will convey the Acquired Intellectual Property to Purchaser free and clear of Encumbrances pursuant to the Sale Order. Seller further represents and warrants that (i) no Person is engaging in any activity that infringes, dilutes, misappropriates, or violates any Acquired Intellectual Property and (ii) no claim has been asserted to Seller that the use of any Acquired Intellectual Property or the operation of the Acquired Business infringes, dilutes, misappropriates, or violates the Intellectual Property of any third party. The Acquired Intellectual Property and the rights under the Assigned Contracts include the rights to use all Acquired Intellectual Property required to operate the Acquired Business, and to continue to use the Acquired Assets.

3.4          Assigned Contracts. Schedule 1.1(a) contains a list of all Assigned Contracts that Purchaser has elected to purchase and take assignment to (as such schedule may be updated as of Closing and as provided in this Agreement) and that Seller has disclosed to Purchaser all Executory Contracts and all Cure Costs that Seller believes to exist with respect to such Contracts. Except for defaults that will be cured through the proposed Cure Costs listed on Schedule 3.4 attached hereto or defaults arising solely as a consequence of the commencement of the Bankruptcy Case, neither Seller nor, to the best of Seller’s knowledge, any other party thereto is in default or breach in any material respect under the terms of any Assigned Contract and that the Cure Costs listed on Schedule 3.4 are accurate and represent the actual Cure Costs that currently exist and would need to be paid at Closing for any defaults to be cured under the Assigned Contracts pursuant to section 365 of the Bankruptcy Code.

3.5          Brokers. Except for SC&H Group, all of whose fees and expenses will be borne solely by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.6          Intellectual Property. Other than as set forth on Schedule 3.6 attached hereto, to the Seller’s knowledge, (i) with respect to any Intellectual Property owned by Seller (as opposed to Intellectual Property of which Seller is a licensee), Seller has all right, title and interest to all such Intellectual Property, without any conflict known to Seller with the rights of others, (ii) no Person other than Seller has the right to use such Intellectual Property owned by Seller, and (iii) Seller has the valid right to use, pursuant to a license, sublicense or other agreement, any Intellectual Property used in Seller’s Business that is owned by a party other than Seller.

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3.7          No Other Representations or Warranties. Except for the representations and warranties expressly made by Seller to Purchaser in this Article III (as qualified by the Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) (the “Express Representations”) (it being understood that Purchaser has relied only on such Express Representations), Purchaser acknowledges and agrees, that neither Seller nor any other Person on behalf of Seller makes, and neither Purchaser nor any other Person on behalf of Purchaser has relied on, the accuracy or completeness of any express or implied representation or warranty with respect to the Acquired Business (including the Acquired Assets and the Assumed Liabilities) or with respect to any statement or information of any nature made or provided by any Person, any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in that certain datasite administered by Seller (the “Dataroom”) or elsewhere, or Projections on behalf of Seller or any of its Affiliates or Advisors to Purchaser or any of its Affiliates or Advisors. Without limiting the foregoing, neither Seller nor any other Person will have or be subject to any liability whatsoever to Purchaser, or any other Person, resulting from the distribution to Purchaser or any of its Affiliates or Advisors, or Purchaser’s or any of its Affiliates’ or Advisors’ use of or reliance on, any such information, including any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in the Dataroom or elsewhere, Projections or otherwise in expectation of the transactions contemplated by this Agreement or any discussions with respect to any of the foregoing information.

Article IV

Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller as follows as of the Effective Date and as of the Closing Date:

4.1          Organization and Qualification. Purchaser (a) is an entity duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (b) has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted and (c) is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where a Material Adverse Effect(s) arising after the Effective Date would, individually or in the aggregate, prevent Purchaser from making any of the representations contained in this Section 4.1 or prevent or interfere with Purchaser’s ability to consummate the transactions contemplated hereby.

4.2          Authorization of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements by Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming this Agreement is a valid and binding obligation of Seller, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by the Enforceability Exceptions.

4.3          Financing. Purchaser will have at the Closing, sufficient immediately available funds in an aggregate amount necessary to pay the Purchase Price and all fees and expenses of Purchaser related to the transactions contemplated by this Agreement that are due at Closing, and will have at or after Closing, sufficiently immediately available funds necessary to perform the Assumed Liabilities as they become due in accordance with their terms and to consummate all of the other transactions contemplated by this Agreement.

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4.4          Adequate Assurances Regarding Assumed Executory Contracts. As of the Closing, Purchaser will be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to adequate assurance of future performance under the Assigned Contracts.

4.5          Brokers. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Purchaser or any Affiliate of Purchaser who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement, except for any fee or commission paid directly by Purchaser (or paid in connection with any such transaction with Purchaser) and not reducing the Purchase Price in any way.

Article V

Bankruptcy Court Matters

5.1          Cure Costs. Subject to entry of the Sale Order, Seller shall, on or promptly following the Closing, pay the Cure Costs for any Assigned Contracts that may be assumed by Seller and assigned to Purchaser up to the Cure Cap (subject to provision by Purchaser of adequate assurance of future performance as may be required under Section 365 of the Bankruptcy Code), and Purchaser shall pay all Cure Costs and accruals arising under Assigned Contracts above the Cure Cap in accordance with the provisions of Section 365 of the Bankruptcy Code and this Agreement. Seller agrees that it will promptly take such commercially reasonable actions as are necessary to obtain a Final Order of the Bankruptcy Court providing for the assumption and assignment of all Assigned Contracts and shall pay all Cure Costs up to the Cure Cap (as directed by the Purchaser).

5.2          DIP Financing Motion. Within one (1) day after the Petition Date (the “DIP Motion Deadline”), Seller shall file a motion (the “DIP Motion”) with the Bankruptcy Court seeking interim and final approval of the DIP Loan and shall, within three (3) days after the Petition Date (the “Interim DIP Order Deadline”), obtain an interim Order from the Bankruptcy Court in a form acceptable to Purchaser approving the DIP Loan and DIP Obligations and authorizing borrowings of the Seller thereunder up to the amount of $1,000,000 (the “Interim DIP Order”) and shall obtain a Final Order from the Bankruptcy Court, in a form acceptable to Purchaser, not later than thirty-five (35) days after the Petition Date (the “Final DIP Order Deadline” and, together with the DIP Motion Deadline and Interim DIP Order Deadline, the “DIP Deadlines”) approving the DIP Loan and the DIP Obligations on a final basis and authorizing borrowings (including interim borrowings) of the Seller thereunder up to the maximum amount of $2,000,000.

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5.3          Sale Motion and Bid Procedures. Within three (3) Business Days after the Petition Date (the “Sale Motion Deadline”), Seller shall file a motion (the “Sale Motion”) in form and substance acceptable to Purchaser seeking entry of Orders approving the transactions set forth in this agreement (the “Sale Order”) and an Order (the “Bidding Procedures Order”): (a)  setting forth the deadlines, processes, and procedures that will be used to market and sell the Acquired Assets, including the assumption and assignment of Assigned Contracts (the “Bid Procedures”); (b) requesting shortened notice for the time for the Court to consider approval of the Sale Motion; (c) designating Purchaser as the “stalking horse” purchaser for the Acquired Assets; and (d) approving the Bid Protections. Within twenty-three (23) days after the Petition Date, the Bankruptcy Court shall have entered the Bidding Procedures Order in a form and substance acceptable to the Purchaser (the “Bid Procedures Order Deadline”) and Seller shall use its best efforts to advocate for the entry of the Bidding Procedures Order prior to such deadline.

5.4          Bid Procedures. The Bidding Procedures Order shall provide, among other things, that: (a) the deadline for prospective purchasers other than Purchaser to submit a competing bid for some or all of the Acquired Assets shall be no later than forty-five (45) days following the Petition Date (the “Bid Deadline”); (b) that for any bid to be deemed a Qualified Competing Bid (as defined in the Bidding Procedures Order) such bid, including any credit bid, must be in writing and accompanied by a cash deposit in an amount no less than 10% of the purchase price set forth in such bid as well as (i) evidence of the financial wherewithal of the bidder to pay the full purchase price and otherwise operate the Acquired Business; (ii) evidence of the bidder’s prior experience owning/operating comparable businesses or such other applicable experience; and (iii) confirmation by the bidder that it has acted in good faith in all respects with regard to Seller, will continue to operate in good faith with respect to any bid on and/or proposed purchase of the Acquired Assets, has not violated any confidentiality agreement with the Seller, whether executed by the bidder or anyone working for or on behalf of the Bidder (c) in the event Seller receives a Qualified Competing Bid on or before the Bid Deadline, Seller shall hold an auction (the “Auction”) to determine the winning bidder for the Acquired Assets no later than fifty (50) days after the Petition Date (the “Auction Deadline”) and shall provide written copies of all materials submitted by all bidders to all parties entitled to attend the Auction no later than two (2) Business Days prior to the Auction; (d) each bid must clearly set forth the purchase price in U.S. dollars to be paid for the proposed purchased assets, including identifying separately any cash and non-cash components, and the cash component of such purchase price shall equal at least the sum of the Bid Protections (defined below); and (e) at least two (2) Business Days prior to the Auction, the Seller will notify Purchaser of the terms of the highest Qualified Bid and the identity of all Qualified Bidders (as defined in the Bidding Procedures Order) that intend to participate in the Auction.

5.5          Bid Protections, and Expense Reimbursement. The Bidding Procedures Order shall provide that, in the event Purchaser is not declared the winning bidder at the Auction and the Bankruptcy Court approves an Alternative Transaction, Seller shall be required to pay to Purchaser the reasonable and documented expenses incurred by Purchaser prior to the conclusion of the Auction up to $100,000 (the “Expense Reimbursement”). Subject to approval of the Bankruptcy Court, the Expense Reimbursement shall be an allowed administrative expense claim against Seller’s bankruptcy estates pursuant to Sections 503(b), 507(a)(2), and 507(b) of the Bankruptcy Code. The Bidding Procedures Order shall also provide, subject to the approval of the Bankruptcy Court, in the event of an auction, for an initial overbid protection in an amount equal to $250,000 (the “Initial Overbid”) and minimum bid increments thereafter of $50,000 (the “Minimum Subsequent Overbid Increments”, together with the Initial Overbid, and the Expense Reimbursement, the “Bid Protections”). For the avoidance of doubt, the Expense Reimbursement shall constitute an allowed administrative expense claim of the Purchaser upon the closing of an Alternative Transaction and, except as may be agreed by the Purchaser in writing, shall be paid to Purchaser by Seller immediately following, or as part of the closing of, such Alternative Transaction and directly from the cash proceeds of such transaction. No further or additional Order from the Bankruptcy Court shall be required to give effect to such provisions relating to the terms of payment of the Expense Reimbursement, provided that nothing herein shall prevent or prejudice Purchaser with respect to its right to seek relief from the Bankruptcy Court if it does not promptly receive the Expense Reimbursement upon or immediately following the closing of the Alternative Transaction.

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5.6           Marketing Process. Between the time the Sale Procedures Motion is filed and either (i) the date the Auction is held or (ii) in the event no Qualified Competing Bid is submitted, the Bid Deadline, Seller may contact, through whatever means are reasonable, other potential purchasers for the Acquired Assets and engage in discussions with such potential purchasers that would be higher and better than reflected in this Agreement.

5.7           Sale Order. No later than sixty (60) days after the Petition Date (the “Sale Order Deadline” and, together with the Sale Motion Deadline, Bidding Procedures Order Deadline, the Bid Deadline, the Auction Deadline, the Sale Order Deadline, and the Outside Date, the “Sale Deadlines”), the Bankruptcy Court shall have entered the Sale Order (in a form and substance acceptable to Purchaser). The Sale Order shall, among other things, (a) approve, pursuant to sections 105, 363 and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Seller of this Agreement, (ii) the sale of the Acquired Assets to Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Permitted Encumbrances) and approving the use of Purchaser’s Credit Bid in accordance with section 365(k) of the Bankruptcy Code, up to the amount of the DIP Obligations as of the Closing Date, which Credit Bid may be applied against, and in full or partial satisfaction of, the Purchase Price, and (iii) the performance by Seller of its obligations under this Agreement, (b) authorize and empower Seller to assume and assign to Purchaser the Assigned Contracts pursuant to section 365 (including sections 365(b),(c) and (f)) of the Bankruptcy Code, (c) find that Purchaser is a “good faith” purchaser within the meaning of section 363(m) of the Bankruptcy Code, (d) find that Purchaser is not a successor to Seller, and grant Purchaser the protections of section 363(m) of the Bankruptcy Code, (e) find that Purchaser shall have no Liability, obligation or responsibility for any Liabilities, Claims, Encumbrances or other obligation of Seller arising under or related to the Acquired Assets (other than as expressly set forth in this Agreement), including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee Liability, labor law, de facto merger, or substantial continuity, (f) find that Purchaser has provided adequate assurance (as that term is used in section 365 of the Bankruptcy Code) of future performance in connection with the assumption of the Assigned Contracts that are Executory Contracts, (g) find that Purchaser shall have no Liability for any Excluded Liability, (h) find that the consideration provided by Purchaser pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Acquired Assets, (i) find that Purchaser and Seller did not engage in any conduct which would allow this Agreement to be set aside pursuant to section 363(n) of the Bankruptcy Code and (j) order that, notwithstanding the provisions of the Federal Rules of Bankruptcy Procedures 6004(h) and 6006(d), the Sale Order is not stayed and is effective immediately upon entry. Purchaser agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (A) demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code and (B) establishing adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code.

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5.8          Sale Related Court Filings. As soon as is practicable and no less than two (2) Business Days prior to filing any papers or pleadings in the Bankruptcy Case that relate primarily to this Agreement, the Sale, or Purchaser, including all pleadings intended to be filed on the Petition Date, or as soon as reasonably practicable under the circumstances, Seller shall provide Purchaser with a copy of such papers or pleadings for review and comment; provided the foregoing shall in all events be consistent with this Agreement in all material respects. Seller shall consider such changes thereto as reasonably requested by Purchaser or its representatives, provided that Purchaser shall make the final determination with respect to any agreement, document, paper schedule, procedure or order which has expressly been made subject to Purchaser’s approval pursuant to this Agreement, the DIP Loan, or otherwise.

Article VI

Covenants and Agreements

6.1          Conduct of Business of Seller. Until the earlier of the termination of this Agreement and the Closing, except (i) for any limitations on operations imposed by, and subject to any Orders entered or approvals or authorizations granted or required by or under, the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Case) or the DIP Loan, (ii) as required by applicable Law, (iii) to the extent related to the Excluded Assets and/or Excluded Liabilities, (iv) as otherwise required by or reasonably necessary to carry out the terms of this Agreement, or (v) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall use commercially reasonable efforts to conduct and maintain the Acquired Business in all material respects in the Ordinary Course, and shall timely satisfy, through the Closing, all post-Petition Date obligations arising under any Potential Assigned Contract that it is permitted or required to satisfy under the Bankruptcy Code or any Order of the Bankruptcy Court, and shall not (except as expressly authorized by Purchaser, in writing) seek to reject any such contract, and shall not:

(a)          terminate (other than by expiration), or amend or modify (other than by automatic extension or renewal) in any material respect any Potential Assigned Contract relating to the Acquired Business or the Acquired Assets;

(b)          settle or compromise any pending or threatened material Action that could give rise to Liabilities of the Acquired Business that are not Excluded Liabilities;

(c)          sell, assign, license, transfer, convey, lease, surrender, relinquish or otherwise dispose of any material portion of the Acquired Assets, other than pursuant to existing Contracts;

(d)          subject any portion of the Acquired Assets that is material to the Acquired Business to any Encumbrance, except for Permitted Encumbrances; or

(e)          agree or commit to do any of the foregoing.

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Nothing contained in this Agreement is intended to give Purchaser or its Affiliates, directly or indirectly, the right to control or direct the business of Seller prior to the Closing.

6.2          Access to Information.

(a)          From the Effective Date until the Closing (or the earlier termination of this Agreement pursuant to Article VIII) (the “Interim Period”), Seller shall provide Purchaser and its authorized Advisors with reasonable access and upon reasonable advance notice and during regular business hours to the books and records of Seller and its Subsidiaries related to the Acquired Business (other than to the extent related to the Excluded Assets and/or Excluded Liabilities), in order for Purchaser and its authorized Advisors to access such information regarding the Acquired Business as Purchaser reasonably deems necessary in connection with effectuating the transactions contemplated by this Agreement; provided that (i) such access does not unreasonably interfere with the normal operations of Seller and its Subsidiaries, (ii) such access will occur in such a manner as Seller reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (iii) all requests for access will be directed to Ronald Barliant or such other Person(s) as Seller may designate in writing from time to time, and (iv) nothing herein will require Seller to provide access to, or to disclose any information to, Purchaser if such access or disclosure (A) would cause significant competitive harm to Seller or any of its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (B) would require Seller or any of its Subsidiaries to disclose any financial or proprietary information of or regarding the Affiliates of Seller (other than the Subsidiaries of Seller) or otherwise disclose information regarding the Affiliates of Seller (other than the Subsidiaries of Seller) that Seller deems to be commercially sensitive, (C) would waive any legal privilege, or (D) would be in violation of applicable Laws or the provisions of any agreement to which Seller or any of its Subsidiaries is a party; provided that, in the event that Seller withholds access or information in reliance on the foregoing clause (C) or (D), Seller shall provide (to the extent possible without waiving or violating the applicable legal privilege or Law) notice to Purchaser that such access or information is being so withheld and shall use commercially reasonable efforts to provide such access or information in a way that would not risk waiver of such legal privilege or applicable Law.

(b)          Following the Closing, so long as such access does not unreasonably interfere with Purchaser’s business operations, Purchaser shall permit Seller’s employees, agents, counsel, and other professionals employed in the Bankruptcy Case, or otherwise retained by Seller, as well as any successor-in-interest to Seller, including, but not limited, to a liquidating trustee, Chapter 7 trustee, or other successor fiduciary, reasonable access to the financial and other books and records relating to the Acquired Assets or the Acquired Business (whether in documentary or data form) for the purposes of facilitating the continuing administration of the Bankruptcy Case, preparing Tax Returns or responding to Tax-related inquiries, and other such administrative activities, including the investigation and potential prosecution of claims and causes of action, which access shall include the right of such professionals to copy, at Seller’s expense, such documents and records as it may request in furtherance of the purposes described above. Purchaser may, in its sole discretion, move any or all of the books and records relating to the Acquired Assets and/or the Acquired Business to a location of its designation; provided, however, if Purchaser moves any such documents or records from their present location, Seller has the right to require Purchaser to copy and deliver to Seller or its professionals such documents and records (or copies of such documents and records) as they may request, but only to the extent Seller or any such professional (a) furnishes Purchaser with reasonably detailed written descriptions of the materials to be so copied and (b) Seller advances to Purchaser the costs and expenses thereof. The Parties acknowledge that Seller shall have the right to retain any documents and records provided to it by Purchaser. Following the Closing, Purchaser shall provide Seller and such of Seller’s professionals as Seller shall have from time to time designated, with reasonable access to former management of the Acquired Business during regular business hours to assist Seller as set forth in this Section 6.2(b), provided again that such access does not unreasonably interfere with Purchaser’s business operations. Purchaser shall not dispose of any such documents and records except as may be consistent with applicable Law; provided further that Purchaser shall provide Seller with reasonable advance written notice prior to the disposal of any such documents or records, together with the opportunity for Seller to preserve such documents or records at Seller’s cost.

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(c)          Purchaser shall be permitted to contact any officer, manager, director, employee, customer, supplier, lessee, lessor, lender, noteholder or other material business relation of Seller or its Subsidiaries prior to the Closing with respect to Seller, its Subsidiaries, their business or the transactions contemplated by this Agreement with prior consent of the Special Committee of Humanigen, Inc. for each such contact and such request shall not be unreasonably denied or withheld; provided, however, that Dr. Cameron Durrant shall be permitted to contact any officer, manager, director, employee, customer, supplier, lessee, lessor, lender, noteholder or other material business relation of Seller or its Subsidiaries prior to the Closing with respect to Seller, its Subsidiaries, and their business in the ordinary course of business without the prior consent of Seller for each such contact.

(d)          Following the Effective Date, Purchaser and its authorized Advisors shall be permitted to review, inspect and make copies of any attorney-client, work product and other legal privileges owned by or within the control of Seller (including all documents and records of Seller that are entitled to, or were created under, any such privileges) that Purchaser requires to satisfy any obligation, requirement or demand from any Government agency, or any documents, communications or records reasonably related to any other investigation or action by a Government agency involving Purchaser or Dr. Cameron Durrant, whether ongoing as of the Effective Date or arising thereafter.

6.3          [Reserved]

6.4          Regulatory Approvals.

(a)          Seller shall use commercially reasonable efforts to (i) make or cause to be made all filings and submissions required to be made by Seller in connection with the Acquired Business under any applicable Laws for the consummation of the transactions contemplated by this Agreement set forth on Schedule 6.4, (ii) cooperate with Purchaser in exchanging such information and providing such assistance as Purchaser may reasonably request in connection with the foregoing, and (iii) (A) supply promptly any additional information and documentary material that may be reasonably requested in connection with such filings and (B) take all actions necessary to obtain all required clearances in connection with such filings.

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(b)          Purchaser shall, and shall cause its Affiliates and Advisors to, use commercially reasonable efforts to (i) make or cause to be made all filings and submissions required to be made by Purchaser under any applicable Laws for the consummation of the transactions contemplated by this Agreement, (ii) cooperate with Seller in exchanging such information and providing such assistance as Seller may reasonably request in connection with all of the foregoing, and (iii) (A) supply promptly any additional information and documentary material that may be reasonably requested in connection with such filings and (B) take all actions necessary to obtain all required clearances.

(c)          Purchaser shall not, and shall not permit its respective Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any permits, Orders or other approvals of any Governmental Body necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Body entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, or (iii) delay the consummation of the transactions contemplated by this Agreement.

6.5          Reasonable Best Efforts; Cooperation.

(a)          Subject to the other terms of this Agreement, each Party shall, and shall cause its Advisors to, use its reasonable best efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and to cooperate with each other Party and its Advisors in connection with any step required to be taken as a part of its obligations hereunder. The “reasonable best efforts” of Seller will not require Seller or any of its Affiliates or Advisors to expend any money to remedy any breach of any representation or warranty, to commence any Action, to waive or surrender any right, to modify any Contract or to waive or forego any right, remedy or condition hereunder, subject to Seller’s obligation to pay Cure Costs related to the assumption and assignment to Purchaser of any Assigned Contracts (as directed by the Purchaser) hereunder up to and including the amount of the Cure Cap, provided, however, that nothing in this section shall limit the rights of Purchaser hereunder with respect to any representation or warranty the Seller is required to make as of Closing pursuant to this Agreement, nor shall it modify any conditions to Closing set forth in this Agreement.

(b)          The obligations of Seller pursuant to this Agreement, including this Section 6.5, shall be subject to any Orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Case), the DIP Loan and Seller’s obligations as a debtor-in-possession to comply with any order of the Bankruptcy Court (the Sale Order) and Seller’s duty to seek and obtain the highest or otherwise best price for the Acquired Assets as required by the Bankruptcy Code.

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6.6          Further Assurances. From time to time after the Closing, as and when requested by any Party and at such requesting Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

6.7          Acknowledgment by Purchaser.

(a)          Purchaser acknowledges and agrees that it has conducted to its full satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, Liabilities, properties, Contracts and prospects of Seller and the Acquired Assets and the Assumed Liabilities, and, in making its determination to proceed with the transactions contemplated by this Agreement, except as expressly provided in this Agreement, Purchaser has relied solely on the results of the Purchaser’s own independent investigation and verification and has not relied on, is not relying on, and will not rely on, Seller, any Subsidiary, any information, statements, disclosures, documents (including, without limitation, confidential information memoranda or similar documents), projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in the Dataroom, Projections or any information, statements, disclosures or materials, in each case, whether written or oral, made or provided by, or as part of, any of the foregoing or Seller, or any failure of any of the foregoing to disclose or contain any information, except for the Express Representations (it being understood that Purchaser has relied only on the Express Representations). Purchaser acknowledges and agrees that (i) the Express Representations are the sole and exclusive representations, warranties and statements of any kind made to Purchaser and on which Purchaser may rely in connection with the transactions contemplated by this Agreement; and (ii) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (1) the completeness or accuracy of, or any omission to state or to disclose, any information (other than solely to the extent expressly set forth in the Express Representations) including in the Dataroom, Projections, meetings, calls or correspondence with Seller or any other Person on behalf of Seller or any of its respective Affiliates or Advisors and (2) any other statement relating to the historical, current or future business, financial condition, results of operations, assets (including the Acquired Assets), Liabilities (including the Assumed Liabilities) or the properties, Contracts, and prospects of Seller, are, in each case, specifically disclaimed by Seller. Purchaser: (x) disclaims reliance on the items in clause (ii) in the immediately preceding sentence and (y) acknowledges and agrees that it has relied on, is relying on and will rely on only the items in clause (i) in the immediately preceding sentence. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees, that neither Seller, nor any other Person, has made, is making or is authorized to make, and Purchaser hereby waives, all rights and claims it or they may have against Seller with respect to the accuracy of, any omission or concealment of, or any misstatement with respect to, (A) any potentially material information regarding Seller or any of its respective assets (including the Acquired Assets), Liabilities (including the Assumed Liabilities) or operations, and (B) any warranty or representation (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Seller’s business, operations, assets (including the Acquired Assets), Liabilities (including the Assumed Liabilities), prospects or any portion thereof, except, in each case, solely to the extent expressly set forth in the Express Representations. Except as expressly set forth herein, Purchaser is acquiring the Acquired Assets and assuming the Assumed Liabilities on an “AS IS, WHERE IS” basis.

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(b)          Without limiting the generality of the foregoing, in connection with the investigation by the Purchaser of Seller, Purchaser and its Advisors, have received or may receive, from or on behalf of Seller, certain projections, forward-looking statements and other forecasts (whether in written, electronic or oral form, and including in the Dataroom, management meetings, etc.) (collectively, “Projections”). Purchaser acknowledges and agrees that (i) such Projections are being provided solely for the convenience of Purchaser to facilitate its own independent investigation of Seller (ii) there are uncertainties inherent in attempting to make such Projections, (iii) Purchaser is familiar with such uncertainties, and (iv) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

(c)          Purchaser acknowledges and agrees that it will not assert, institute or maintain any Action that makes any claim contrary to the agreements and covenants set forth in this Section 6.7, including any such Action with respect to the distribution to Purchaser or Purchaser’s use, of the Dataroom, Projections or any other information, statements, disclosures or materials, in each case whether written or oral, provided by Seller or any failure of any of the foregoing to disclose any information.

(d)          Purchaser acknowledges and agrees, that the covenants and agreements contained in this Section 6.7 (i) require performance after the Closing to the maximum extent permitted by applicable Law; and (ii) are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 6.7, Seller would not enter into this Agreement.

6.8          Bankruptcy Court Approval; Executory Contracts.

(a)          Seller and Purchaser acknowledge that this Agreement and the sale of the Acquired Assets and the assumption of the Assumed Liabilities are subject to (i) the receipt of higher and/or better bids at or prior to the Auction (if any), and (ii) the entry of the Sale Order. Purchaser acknowledges that Seller must take reasonable steps to demonstrate that it has sought to obtain the highest or otherwise best price for the Acquired Assets, including giving notice thereof to the creditors of Seller and other interested parties, providing information about the Acquired Assets to prospective bidders, entertaining higher and/or better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Acquired Assets, conducting the Auction in accordance with the Bidding Procedures Order.

(b)          If Purchaser is the successful bidder for the Acquired Assets, Seller shall use commercially reasonable efforts to gain approval by the Bankruptcy Court of the purchase and sale of the Acquired Assets and the assumption and assignment of all Assigned Contracts contemplated hereby to the extent required by Sections 363 and 365 and all other applicable provisions of the Bankruptcy Code within the terms of the Bidding Procedures Order and Sale Order.

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(c)          Seller shall make reasonable good faith efforts to consult and cooperate with Purchaser regarding (i) any material pleadings, motions, notices, statements, applications, schedules, reports, or other papers to be filed or submitted by Seller in connection with or related to this Agreement (including, without limitation, any pleadings relating to the Bidding Procedures Order or Sale Order), (ii) any discovery taken in connection with the Sale Order (including any depositions), and (iii) any hearing relating to the Sale Order, including the submission of any evidence, including witness testimony, in connection with such hearing.

Article VII

Conditions to Closing

7.1          Conditions Precedent to the Obligations of Purchaser and Seller. The respective obligations of each Party to this Agreement to consummate the Closing are subject to the satisfaction (or to the extent permitted by Law, written waiver by Seller and Purchaser) on or prior to the Closing Date, of each of the following conditions:

(a)          No court or other Governmental Body shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; and

(b)          The Bankruptcy Court shall have entered the Sale Order, which shall (i) be in full force and effect, (ii) not be subject to any stay or appeal, (iii) not have been materially modified without the written consent of Purchaser and Seller (not to be unreasonably withheld, conditioned, or delayed), (iv) not have been reversed or vacated, and (v) unless waived by Purchaser, shall be a Final Order.

7.2          Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the Closing are subject to the satisfaction (or to the extent permitted by Law, written waiver by Purchaser in its sole discretion), on or prior to the Closing Date (or on such later date as explicitly set forth herein), of each of the following conditions:

(a)           The conditions set forth in Section 7.1(a)-(b) shall have been satisfied;

(b)          Seller shall have delivered to Purchaser a copy of the Sale Order;

(c)          All things required to be done or accomplished in order to timely satisfy each of the respective Sale Deadlines shall have been timely and fully done or accomplished;

(d)          All things required to be done or accomplished in order to timely satisfy each of the respective DIP Deadlines shall have been timely and fully done or accomplished;

(e)          The Closing (including all materials obligations and duties of the Seller hereunder or in connection herewith) may be completed in the ordinary course of business by the Outside Date and the Seller shall be ready and able to convey all right, title and interest in the Acquired Assets to Purchaser and to pay the Cure Costs relating to Assigned Contracts, up to and including the Cure Cap, upon, or promptly following, the Closing in accordance the Bankruptcy Code and any order of the Bankruptcy Court;

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(f)           Each Schedule to this Agreement (which Schedules the Parties acknowledge and agree are not complete as of the Effective Date, and are subject to inclusion or modification following the Effective Date) shall be completed, accurate, and shall be, in form and substance, acceptable to the Purchaser as of the Closing;

(g)          the representations and warranties made by Seller in Article III shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” and words of similar import set forth therein), in each case as of the Effective Date and as of the Closing Date (or such later date as explicitly set forth herein) with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date); provided that the representations set forth in Sections 3.1 and 3.2 will be true and correct in all material respects;

(h)          Purchaser shall have been furnished with the documents set forth in Section 2.3;

(i)           there shall not have occurred a Material Adverse Effect between the Effective Date and the Closing Date; and

(j)           Seller shall have performed in all material respects all of the covenants and agreements required to be performed by Seller under this Agreement at or prior to the Closing.

7.3          Conditions Precedent to the Obligations of the Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Seller in its sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a)          The conditions set forth in Section 7.1(a)-(b) shall have been satisfied;

(b)          Purchaser shall have delivered to Seller those items set out in Section 2.4;

(c)          the representations and warranties made by Purchaser in Article IV shall be true and correct in all material respects (without giving effect to any materiality or similar qualification contained therein), in each case as of the Effective Date and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date), except where the failure of such representations or warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(d)          Purchaser shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

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7.4          Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VII that was not satisfied as of the Closing will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the Closing, provided, however that nothing herein shall be deemed to waive or release either Party from their duty to perform any obligation arising hereunder that is to be performed after the Closing. None of Purchaser or Seller may rely on the failure of any condition set forth in this Article VII, as applicable, to be satisfied if such failure was caused by such Party’s breach of this Agreement or its failure to use, as required by this Agreement, its reasonable best efforts to consummate the transactions contemplated hereby.

Article VIII

Termination

8.1          Termination of Agreement. This Agreement may be terminated only in accordance with this Section 8.1. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Seller and Purchaser;

(b)          by written notice of either Purchaser or Seller, upon the issuance by any Governmental Body of an Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or declaring unlawful the transactions contemplated by this Agreement, and such Order having become final, binding and non-appealable; provided that no termination may be made by a Party under this Section 8.1(b) if the issuance of such Order was caused by the breach or action or inaction under this Agreement of such Party;

(c)          by written notice of either Purchaser or Seller, if the Closing shall not have occurred on or before seventy (70) days after the Petition Date, or such later date as Seller and Purchaser may agree (the “Outside Date”); provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Closing to have occurred by the Outside Date was caused by the breach or action or inaction of such Party;

(d)          by written notice of either Purchaser or Seller, if the Bankruptcy Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of Seller is appointed in the Bankruptcy Case;

(e)          by written notice from Seller to Purchaser, upon a breach of any covenant or agreement on the part of Purchaser, or if any representation or warranty of Purchaser will have become untrue, in each case, such that the conditions set forth in Section 7.3(c) or 7.3(d) would not be satisfied, including a breach of Purchaser’s obligation to consummate the Closing; provided that (i) if such breach is curable by Purchaser then Seller may not terminate this Agreement under this Section 8.1(e) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) ten (10) Business Days after Seller notifies Purchaser of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.1(e) will not be available to Seller at any time that Seller is in material breach of any covenant, representation or warranty hereunder (excluding any breach caused by Purchaser’s breach);

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(f)          by written notice from Purchaser to Seller, upon a breach of any covenant or agreement on the part of Seller, or if any representation or warranty of Seller will have become untrue, in each case, such that the conditions set forth in Sections 7.2(g) or 7.2(j) would not be satisfied, including a breach of Seller’s obligation to consummate the Closing; provided that (i) if such breach is curable by Seller then Purchaser may not terminate this Agreement under this Section 8.1(f) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) ten (10) Business Days after Purchaser notifies Seller of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.1(f) will not be available to Purchaser at any time that Purchaser is in material breach of any covenant, representation or warranty hereunder (excluding any breach caused by Seller’s breach);

(g)          by written notice from Seller to Purchaser, if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (and Seller is ready and able to satisfy any other than conditions that by their nature are to be satisfied at the Closing) or waived and Purchaser fails to complete the Closing by the Outside Date provided such Party giving written notice is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

(h)          by written notice from Purchaser to Seller, if all of the conditions set forth in Sections 7.1 and 7.3 have been satisfied (and Purchaser is ready and able to satisfy any other conditions that by their nature are to be satisfied at the Closing) or waived and Seller fails to complete the Closing by the Outside Date, provided such Party giving written notice is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

(i)           OMITTED.

(j)           by Purchaser, if the Sale Order shall not have been entered by the Sale Order Deadline;

(k)          by Purchaser, if the Closing shall not have been consummated by the Outside Date, provided that the right to terminate this Agreement under this Section 8.1(k) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of, or resulted in, the failure of the Closing on or before the Outside Date;

(l)           by Purchaser, if the Interim DIP Order has not been entered by the Interim DIP Order Deadline;

(m)         by Purchaser, if the Final DIP Order has not been entered by the Final DIP Order Deadline;

(n)          by Purchaser, if Seller is in material default (after giving effect to all applicable cure periods) under the DIP Loan, if such notice is delivered while the default remains uncured or unwaived; or

(o)          by written notice of either Seller or Purchaser if Seller has agreed to enter into, in the manner provided for under this Agreement, an Alternative Transaction.

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8.2          Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall become null and void and there shall be no liability on the part of any Party or any of its partners, officers, directors or shareholders; provided that this Section 8.2, Article X, and Seller’s obligations to pay the DIP Obligations, Bid Protections and Expense Reimbursements shall survive any such termination; provided further that no termination will relieve either Party from any liability for damages, losses, costs or expenses (including reasonable legal fees and expenses) resulting from any willful breach of this Agreement prior to the date of such termination (which, for the avoidance of doubt, will be deemed to include any failure by either Party to consummate the Closing if and when it is obligated to do so hereunder).

Article IX

Taxes

9.1          Transfer Taxes. Any sales, use, value-added, goods and services, registration, conveyancing, purchase, transfer, franchise, deed, fixed asset, stamp, documentary, use or similar Taxes and recording charges which may be payable by reason of the sale of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated hereby (the “Transfer Taxes”) shall be borne and timely paid by Purchaser, but only to the extent not exempt under the Bankruptcy Code, as applicable to the transfer of the Acquired Assets pursuant to this Agreement. Seller shall timely file any Tax Returns as may be required to comply with the provisions of applicable Law in connection with the payment of such Transfer Taxes.

9.2          Allocation of Purchase Price. Purchaser shall prepare an allocation of the Purchase Price and the Assumed Liabilities (plus other relevant items) among the Acquired Assets for all Tax purposes (the “Purchase Price Allocation”) in accordance with the principles of Section 1060 of the Tax Code (and any similar provision of state, local, or non-U.S. law, as appropriate) and the methodologies set forth on Schedule 9.2. Purchaser shall deliver such allocation to Seller within thirty (30) days following the Closing Date for Seller’s review, comment and approval. Purchaser and Seller shall work together to jointly agree to the final allocation. Purchaser and Seller will report, act and file Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Purchase Price Allocation. The parties will not take any position (whether in audits, on any Tax Returns or otherwise) that is inconsistent with the Purchase Price Allocation unless required to do so by a “determination” as defined in Section 1313 of the Tax Code. Seller shall provide Purchaser and Purchaser shall provide Seller with a copy of any information required to be furnished to the Secretary of the Treasury under Tax Code Section 1060.

9.3          Cooperation. Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Purchaser and Seller further agree, upon request in writing from either Party, to use their commercially reasonable efforts to obtain any certificate or other document (including any resale exemption certification) from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby); provided that the requesting Party shall reimburse the other Party for its reasonable out-of-pocket costs incurred in satisfying the request.

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Article X

Miscellaneous

10.1         Non-Survival of Representations and Warranties and Certain Covenants. Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such party prior to or at the Closing) of the Parties set forth in this Agreement or in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing. Each covenant and agreement that explicitly contemplates performance after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and nothing in this Section 10.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. Purchaser and the Seller acknowledge and agree that the agreements contained in this Section 10.1 (a) require performance after the Closing to the maximum extent permitted by applicable Law; and (b) are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 10.1, none of the Parties would enter into this Agreement.

10.2         Expenses. Whether or not the Closing takes place, except as otherwise provided herein (including, for the avoidance of doubt, excepted as provided in Section 5.5 and Section 8.2), all fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will be paid by the Party incurring such fees, costs and expenses; it being acknowledged and agreed that all Transfer Taxes will be allocated pursuant to Section 9.1.

10.3         Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via by electronic mail (unless if transmitted after 5:00 P.M. Central time or other than on a Business Day, then on the next Business Day), (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such party may specify by written notice to the other Party. Notwithstanding the foregoing, in order to accomplish effective service, all notices must be sent by electronic mail on the same day that notice is first mailed or transmitted by any other means.

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Notices to Purchaser:

Taran Therapeutics

5 Haines Cove Drive

Toms River, NJ 08753

Attention:	Cameron Durrant
Email:	camerondurrant@yahoo.com

with a copy to:

Law Office of Kristen A. Perry

1 Leigh Street

Clinton, NJ 08809

Attention:	Kristen A. Perry
Email:	kperry@kperrylaw.com

Pashman Stein Walder Hayden, P.C.

1007 North Orange Street, 4th Floor $183,

Wilmington, DE 19801

Attention:	Henry Jaffe and Joseph Barsalona
Email:	jbarsalona@pashmanstein.com, hjaffe@pashmanstein.com

Notices to Seller:

Humanigen, Inc.

2256 N. Lincoln Park West

Chicago, IL 60614

Attention:	Ronald Barliant
Email:	ronbarliant@comcast.net

with a copy to:

Potter Anderson & Corroon LLP

1313 N. Market Street, Sixth Floor
Wilmington, Delaware 19801

Attention:	M. Blake Cleary and Aaron Stulman
Email:	bcleary@potteranderson.com; astulman@potteranderson.com

10.4         Binding Effect; Assignment. This Agreement shall be binding upon Purchaser and, subject to entry of the Sale Order, Seller and inure to the benefit of the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Case or any successor Chapter 7 case; provided that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of Purchaser and Seller.

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10.5         Amendment and Waiver. Any provision of this Agreement or the Schedules or exhibits hereto may be (a) amended only in a writing signed by Purchaser and Seller or (b) waived only in a writing executed by the Person against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

10.6         Third-Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

10.7         Non-Recourse. (a) This Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement; and (b) except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any party to this Agreement will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the parties to this Agreement or for any Action based upon, arising out of or related to this Agreement.

10.8         Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.

10.9         Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

10.10       Schedules; Schedule Supplement.

(a)          The disclosure schedules to this Agreement (the “Schedules”) have been arranged for purposes of convenience in separately numbered sections generally corresponding to the sections of this Agreement; provided that each section of the Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Schedules. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The Parties agree that: (i) as of the Effective Date, not all of the Schedules may be completed; (ii) the Seller shall cooperate with the Purchaser to provide all of the information necessary for the Schedules to be prepared on an expedited basis and consistent with the deadlines set forth in this Agreement, so that all Schedules may be finalized at Closing; and (iii) the final form of the Schedules shall be prepared in a form and substance acceptable to the Purchaser. Any description of any agreement, document, instrument, plan, arrangement, or other item set forth on any Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item which terms will be deemed disclosed for all purposes of this Agreement. The information contained in this Agreement, in the Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of contract

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(b)          With respect to any matter arising, or of which Seller becomes aware, after the Seller has disclosed information to the Purchaser sufficient to create any Schedule, Seller shall prepare a supplement or amendment to the relevant Schedules hereto (each a “Schedule Supplement”) and deliver same to Purchaser and, in doing so, shall identify the nature of the change set forth in any such Schedule Supplement.

10.11       Complete Agreement. This Agreement, and any other agreements expressly referred to herein, contains the entire agreement of the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement and supersedes all prior understandings or agreements among the Parties (whether written or oral) respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parole evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

10.12       Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any Party fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Purchaser would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 will not be required to provide any bond or other security in connection with any such Order. The remedies available to the Parties pursuant to this Section 10.12 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit either Party from seeking to collect or collecting damages. If, prior to the Outside Date (or, if the Parties previously agreed that the Closing Date would occur on or within three (3) Business Days of the Closing Date, within five (5) Business Days after the Outside Date), any Party brings any action, in each case in accordance with this Section 10.12, to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date will automatically be extended (y) for the period during which such action is pending, plus ten (10) Business Days, or (z) by such other time period established by the court presiding over such action, as the case may be. In no event will this Section 10.12 be used, alone or together with any other provision of this Agreement, to require Seller to remedy any breach of any representation or warranty of Seller made herein.

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10.13       Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any Action that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby brought by any other Party or its successors or assigns will be brought and determined only in (a) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken or (b) in the event the Bankruptcy Case is closed, or if the Bankruptcy Court is unwilling or unable to hear such Action, in the District Court for the District of Delaware and any state court sitting in the State of Delaware to which an appeal from the District Court for the District of Delaware may be validly taken (or, if the District Court for the District of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) ((a) and (b), the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any Action relating thereto except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any Chosen Court, and no party will file a motion to dismiss any Action filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Courts, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of such Action. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any Party to this agreement to serve process in any other manner permitted by Law.

10.14       Governing Law; Waiver of Jury Trial.

(a)          Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, and any Action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

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(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15       No Right of Set-Off. Purchaser and its respective successors and permitted assigns, hereby waives any rights of set-off, netting, offset, recoupment, or similar rights that Purchaser, or any of its respective successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Purchaser pursuant to this Agreement or any other document or instrument delivered by Purchaser in connection herewith, provided, however, that nothing in this section or in any other provision of this Agreement shall in any way prevent, limit or restrict Purchaser’s right to submit one or more Credit Bids (up to, in Purchaser’s discretion, the full amount of all DIP Obligations owing to Purchaser) to purchase the Acquired Assets in accordance with the terms of this Agreement.

10.16       Counterparts and PDF. This Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a facsimile machine, .PDF or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page to this Agreement or any agreement or instrument contemplated hereby, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature. At the request of any party hereto or to any such contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract will raise the use of a facsimile machine, .PDF or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine, .PDF or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

10.17       Bulk Sales Laws. The Parties intend that pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any security interests in the Acquired Assets, including any liens or claims arising (or that would otherwise arise) out of the bulk transfer laws, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

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10.18       Fiduciary Obligations. Nothing in this Agreement, or any document related to the transactions contemplated hereby, will require Seller or Seller’s board of directors, board of managers, directors, managers, officers or members, or other similar governing body or fiduciary, to take any action, or to refrain from taking any action, to the extent inconsistent with applicable Law or its or their fiduciary obligations under applicable Law.

10.19       Privileges. Nothing in this Agreement shall in any way constitute a waiver or release or shall diminish any rights, if any, or ability of any third-party (including Dr. Cameron Durrant)  to seek or claim a privilege in any documents, communications, or records of Seller, nor to request or seek access to, any documents, communications or records of the Seller, nor to claim or waive a privilege any third party (including Dr. Cameron Durrant) may hold; nor shall anything in this Agreement prejudice the rights, if any, or constitute a waiver or release or shall diminish any rights, if any, or ability of any third-party (including Dr. Cameron Durrant) to assert or claim that Seller does not possess, exclusively or otherwise, a privilege in any documents, communications, or records.  For the avoidance of doubt, (i) the Seller’s rights, if any, or ability to dispute or otherwise challenge with respect to any claim, request, or assertion by a third-party (including Dr. Cameron Durrant) of the foregoing in this section 10.19 are reserved; and (ii) this section 10.19 shall survive Closing.  To the extent there are conflicts between this section and any other terms in this Agreement, this section 10.19 shall control.

Article XI

Additional Definitions and Interpretive Matters

11.1         Certain Definitions.

(a)          “Acquired Business” has the meaning set forth in the Recitals.

(b)          “Action” means any action, claim (including a counterclaim, cross-claim, or defense), complaint, grievance, summons, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, of any kind whatsoever, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

(c)          “Acquired Assets” has the meaning set forth in Section 1.1.

(d)          “Acquired Causes of Action” has the meaning set forth in Section 1.1(j).

(e)          “Acquired Intellectual Property” has the meaning set forth in Section 1.1(f).

(f)           “ADC” has the meaning set forth in the Recitals.

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(g)          “Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers, or other representatives of such Person as well as any Person from whom Purchaser is seeking to invest in or finance the Purchaser, including any party seeking or arranging such investment or financing.

(h)          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

(i)           “Agreement” has the meaning set forth in the Preamble.

(j)           “Alternative Transaction” means the sale, transfer, or other disposition, directly or indirectly, including through an asset sale, share sale, merger, or other similar transaction, including any plan of reorganization or plan of liquidation, or resulting from an auction, of any material portion of the Acquired Assets or all or substantially all of the equity interests of Seller or any Subsidiary or parent company owning any Acquired Assets, in a single transaction or a series of transactions, with one or more persons other than Purchaser and/or its Affiliate.

(k)          “Ancillary Agreements” has the meaning set forth in Section 2.3(d).

(l)           “Annual Net Sales” shall mean the gross sales revenue booked and actually received by Purchaser with respect to any particular HGEN Product (collectively, the “HGEN Product Gross Sales”) in any particular Territory less cost of sales, returns, rebates, and chargebacks, and costs of commercialization (collectively, the ”HGEN Product Deductions”) in connection with such HGEN Product in such Territory (the HGEN Product Gross Sales less HGEN Product Deductions, “Net Sales”): (a) during the twelve month period commencing on the first day of the first full fiscal quarter following the Closing Date (the “Initial Annual Net Sales Period”); or (b) as applicable, during each twelve month period immediately following the conclusion of the Initial Annual Net Sales Period (each twelve month period set forth in this definition, including the Initial Annual Sales Period shall be an “Annual Net Sales Period”).

(m)          “Assigned Contracts” has the meaning set forth in Section 1.1(a).

(n)          “Assignment and Assumption Agreement” has the meaning set forth in Section 2.3(c).

(o)          “Assumed Liabilities” has the meaning set forth in Section 1.3.

(p)          “Auction” has the meaning set forth in Section 5.4.

(q)          “Auction Deadline” has the meaning set forth in Section 5.4.

(r)           “Bankruptcy Case” has the meaning set forth in the Recitals.

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(s)          “Bankruptcy Code” has the meaning set forth in the Recitals.

(t)           “Bankruptcy Rules” has the meaning set forth in the Recitals.

(u)          “Bid Deadline” has the meaning set forth in Section 5.4.

(v)          “Bid Procedures” has the meaning set forth in Section 5.3.

(w)         “Bid Protections” has the meaning set forth in Section 5.5.

(x)          “Bidding Procedures Order” has the meaning set forth in Section 5.3.

(y)          “Bidding Procedures Order Deadline” has the meaning set forth in Section 5.3.

(z)          “Bill of Sale” has the meaning set forth in Section 2.3(b).

(aa)        “BLA” means a comprehensive, multi-volume application that includes, among other items, sufficient data establishing the safety, purity and potency of the proposed biological product for its intended indication, referred to as a “Biologics License Application.”

(bb)       “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or required by Law to be closed.

(cc)        “Cash and Cash Equivalents” means all of Seller’s cash (including petty cash and checks received prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held.

(dd)        “Cash Payment” has the meaning set forth in Section 2.1(a)(ii).

(ee)        “CMML” shall mean chronic myelomonocytic leukemia.

(ff)        “Chosen Courts” has the meaning set forth in Section 10.13.

(gg)        “Claim” has the meaning ascribed by Bankruptcy Code Section 101(5), including all rights, claims, causes of action, defenses, debts, demands, damages, offset rights, setoff rights, recoupment rights, obligations and liabilities of any kind or nature under contract, at Law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto.

(hh)        “Closing” has the meaning set forth in Section 2.2.

(ii)           “Closing Date” has the meaning set forth in Section 2.2.

(jj)          “Closing Date Payment” has the meaning set forth in Section 2.1(c).

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(kk)        “Commercially Reasonable Efforts” means, with respect to the efforts to be expended, or considerations to be undertaken by Purchaser with respect to any objective, activity or decision to be undertaken with respect to an HGEN Product, reasonable, good faith efforts to accomplish such objective, activity or decision as such Purchaser would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the development, manufacture, seeking and obtaining Regulatory Approval, or commercialization of an HGEN Product, such efforts and resources shall be consistent with those efforts and resources commonly used by Purchaser under similar circumstances for assets owned by it or to which it has similar rights, which compound or product, as applicable, is at a similar stage in its development or product life and is of similar market potential taking into account: (a) issues of efficacy, safety, and expected and actual approved labeling, (b) the expected and actual competitiveness of alternative products sold by third parties in the marketplace, (c) the expected and actual product profile of the compound or product, (d) the expected and actual patent and other proprietary position of the compound or product, (e) the likelihood of Regulatory Approval given the regulatory structure involved, including regulatory or data exclusivity, (f) the expected and actual profitability and return on investment of the compound or product, or other compounds or products in Purchaser’s portfolio of compounds or products, taking into consideration, among other factors, expected and actual third party expenses and the pricing and reimbursement relating to the product(s); provided, that, Purchaser may not consider amounts due, or already paid, to Seller under this Agreement. Commercially Reasonable Efforts shall be determined on a country-by-country and indication-by-indication basis for an HGEN Product, and it is anticipated that the level of effort and resources that constitute “Commercially Reasonable Efforts” with respect to a particular country or indication will change over time, reflecting changes in the status of an HGEN Product and the country(ies) involved.

(ll)          “Consent” means any approval, consent, ratification, permission, waiver or authorization, or an Order of the Bankruptcy Court that deems or renders unnecessary the same.

(mm)      “Contract” means any contract, indenture, note, bond, lease, sublease, license or other agreement that is binding upon a Person or its property.

(nn)        “Credit Bid” has the meaning set forth in Section 2.1(a)(ii).

(oo)          “Cure and Assignment Deadline” has the meaning set forth in Section 1.5(b).

(pp)        “Cure and Assignment Notice” has the meaning set forth in Section 1.5(b).

(qq)        “Cure Cap” means the aggregate amount of $650,000 less any Post-Petition Contract Payments made by Seller.

(rr)          “Cure Costs” shall mean all cure costs required to be paid pursuant to section 365 of the Bankruptcy Code in order to cure all defaults existing under an unexpired lease or unexpired executory contract as of the date of assumption, or assumption and assignment, of such agreement.

(ss)        “Dataroom” has the meaning set forth in Section 3.8.

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(tt)          “DIP Budget” shall mean the budget setting forth expense and cash flow projections for the Seller for the 13-week period beginning on the Petition Date, to be updated every four (4) weeks on a rolling basis, with reconciliation on a line-item basis of actual results to projections, and with narrative explanations prepared by the Seller of any material variances, to be certified by an authorized person of the Seller and approved in form and substance by the Purchaser.

(uu)        “DIP Deadlines” has the meaning set forth in Section 5.2

(vv)        “DIP Loan” has the meaning set forth in Section 2.1(a)(ii).

(ww)        “DIP Loan Documents” has the meaning set forth in Section 2.1(a)(ii).

(xx)          “DIP Motion” has the meaning set forth in Section 5.2.

(yy)        “DIP Motion Deadline” has the meaning set forth in Section 5.2.

(zz)         “DIP Orders” has the meaning set forth in Section 2.1(a)(ii).

(aaa)       “DIP Obligations” has the meaning set forth in Section 2.1(a)(ii).

(bbb)      “Documents” means all of the Seller’s written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies and documents, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.) and other similar materials, in each case whether or not in electronic form, and also including any and all documents related to Acquired Business (including, without limitation, the Acquired Assets, Intellectual Property and/or the HGEN Product), including all documents in any format in the possession or control of the Seller as of the Closing, of all Regulatory Approvals, dossiers, quality specifications for the manufacture, import, release and testing of the HGEN Product and its components and all correspondence with, or reports or other materials submitted to, any Governmental Authority related to the HGEN Product, including all U.S. and non-U.S. regulatory applications, filings, submissions and approvals (including all INDs and NDAs with the FDA, and all complaint files, periodic safety reports and adverse drug experience reports) for the HGEN Product or use of any Purchased Asset or related to the Business, and all technical and other information contained therein, and all correspondence (including all regulatory correspondence including but not limited to, pre-INDs, INDs, pre-NDAs, NDAs, pre-EUAs, EUAs, pre-CMAs, CMAs, orphan drug designation, expedited programs including but not limited to accelerated review, priority review, breakthrough designation, conditional approval, provisional registration and any other such correspondence and documentation to, from and with FDA, MHRA, TSA, EMA and similar regulatory agencies globally and within individual countries or regulatory territories and all complaint files, periodic safety reports, adverse drug experience reports, outcomes of Drug Safety and Monitoring Boards or their equivalent, Scientific Advisory Boards or their equivalent, Advisory Committees) with any Governmental Authorities relating to any of the foregoing, including correspondence related to any serious adverse events associated with the HGEN Product.

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(ccc)       “Effective Date” has the meaning set forth in the Preamble.

(ddd)      “Encumbrance” means any Lien (as defined in this Agreement), Claim (as defined in this Agreement), Liability (as defined in this Agreement), equity or ownership interest, or other similar interests, claims, liens, title defects, hypothecations, easements, rights of way, encroachments, imperfections or defects of title or any other restrictions or limitations on transfer or use.

(eee)      “Enforceability Exceptions” has the meaning set forth in Section 3.2.

(fff)        “Equipment” means any and all equipment, computers, furniture, furnishings, fixtures, office supplies, supply inventory, vehicles and all other fixed assets.

(ggg)      “Equity Interest Power” has the meaning set forth in Section 2.3(e).

(hhh)      “Excluded Assets” has the meaning set forth in Section 1.2.

(iii)          “Excluded Liabilities” has the meaning set forth in Section 1.4.

(jjj)         “Executory Contracts” means unexpired executory contracts or leases subject to, and governed by, section 365 of the Bankruptcy Code and excluding unexpired executory contracts or leases entered into by the Seller on or after the Petition Date.

(kkk)      “Expense Reimbursement” has the meaning set forth in Section 5.5.

(lll)         “Express Representations” has the meaning set forth in Section 3.8.

(mmm)    “FDA” means the U.S. Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

(nnn)      “Final DIP Order Deadline” has the meaning set forth in Section 5.2

(ooo)      “Final Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction entered by the clerk of the Bankruptcy Court or such other court on the docket in Seller’s Bankruptcy Case or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, motion for new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

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(ppp)      “First Commercial Sale” shall mean The date of commercial sale of the HGEN Product to a third-party in any Territory for a use/indication approved by the regulatory agency authorized to grant such approval in that Territory.

(qqq)      “Foreign Subsidiary” means Humanigen Australia Pty, Ltd., a proprietary limited company organized in Australia.

(rrr)         “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(sss)        “Governmental Authorization” means any permit, license, certificate, approval, consent, permission, clearance, designation, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

(ttt)         “Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.

(uuu)      “HGEN Product” means lenzilumab, ifabotuzumab and HGEN005 or the salts or precursors thereof, whether approved for commercial sale independently or as part of an ADC or as a companion therapeutic to another drug or biological product.

(vvv)      “Initial Overbid” has the meaning set forth in Section 5.5.

(www)    “Insurance Payment” means any Cash and Cash Equivalents received as proceeds in respect of any claim made by Seller on or prior to the date of this Agreement under any business interruption, casualty or other commercial insurance policy maintained by Seller; provided, however that any proceeds or disbursements made in respect of or pursuant to directors and officers insurance policies maintained by Seller, whether paid to Seller or any third party, shall not be deemed to be an Insurance Payment for purposes of this Agreement.

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(xxx)        “Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following : (i) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part, including any future applications or filings of the foregoing; (ii) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (iii) all mask works, mask work registrations and mask work applications and all other corresponding rights; (iv) all advertising material, trade dress and trade names, logos, Internet addresses and domain names, Trademarks and service marks and related registrations and applications, including any intent to use applications and common law marks, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (v) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, clinical trial data and information, safety data and pharmacovigilance data, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (vi) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (vii) all databases and data collections; (viii) all licenses and permits to the extent transferable; (ix) all rights pertaining to the foregoing, including those arising under international treaties and convention rights; (x) all rights and powers to assert, defend and recover title to any of the foregoing; (xi) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; (xii) all proceeds, income, royalties, damages and payments now and/or hereafter due and payable under and/or in respect of all of the foregoing (including with respect to past, present or future infringement or violation thereof); (xiii) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing; and (xiv) all other intellectual property rights irrespective of not being registered or applied for registration.

(yyy)      “Intellectual Property Assignment Agreement” has the meaning set forth in Section 2.3(d).

(zzz)        “Interim DIP Order” has the meaning set forth in Section 5.2

(aaaa)     “Interim DIP Order Deadline” has the meaning set forth in Section 5.2.

(bbbb)    “Interim Period” has the meaning set forth in Section 6.2.

(cccc)     “Law” means any federal, state, provincial, local, municipal, foreign or international, multinational or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, determination, decision, opinion or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

(dddd)    “Liability” means, as to any Person, any debt, adverse claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, disputed or undisputed, direct or indirect, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

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(eeee)     “Lien” means any possessory or non-possessory lien, license, claim or charge against or other interest in any property or assets, any “lien” as defined under Section 101(37) of the Bankruptcy Code, right of setoff or recoupment (whether or not such right is enforceable under the Bankruptcy Code), voluntary or involuntary and whether statutory or contractual, including any mortgage, deed of trust, deed to secure debt or claim, pledge, assignment, hypothecation, security interest, attachment, judgment, judgement lien, levy, conditional sale agreement, right of first refusal, right of first offer, option, other title retention agreements and other similar impositions, imperfections or defects of title or restrictions on transfer or use restriction of any kind, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or other arrangement, and including any agreement to give any of the foregoing.

(ffff)        “Madison JV Interest” means Seller’s limited liability company interest in Madison Joint Venture LLC, a Delaware limited liability company.

(gggg)    “Material Adverse Effect” means any event, change, occurrence or effect (each, an “Effect”) that, individually or in the aggregate with all other Effects, has, had, or would reasonably be expected to have a material adverse effect on the Acquired Business, Acquired Assets or Assumed Liabilities or the value thereof, taken as a whole, or would reasonably be expected to prevent or materially delay or impair the ability of either Party to consummate the transactions contemplated by this Agreement; provided that none of the following shall constitute, or be taken into account in determining whether or not there has been, a Material Adverse Effect: (i) Effects in, arising from or relating to general business or economic conditions affecting the industry in which Seller and its Subsidiaries operate, (ii) Effects in, arising from or relating to national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States, (iii) Effects in, arising from or relating to financial, banking, or securities markets (including (A) any disruption of any of the foregoing markets, (B) any change in currency exchange rates, (C) any decline or rise in the price of any security, commodity, contract or index, and (D) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement), (iv) Effects in, arising from or relating to changes in, GAAP, (v) Effects in, arising from or relating to changes in, Laws or other binding directives or determinations issued or made by or agreements with or consents of any Governmental Body, provided such event, occurrence, or circumstance does not interfere with or prohibit Seller’s or Purchaser’s performance of each of its respective material obligations under this Agreement (or prevent, restrict or condition the participation of Dr. Durrant as principal or chief executive officer of Purchaser), (vi) Effects in, arising from or relating to (A) any actions specifically required to be taken or consented to pursuant to or in accordance with this Agreement by any Party, or at the request of Purchaser or its Affiliate, (B) the failure to take any action if such action is prohibited by this Agreement, or (C) Purchaser’s failure to consent, as qualified in Section 6.1 to any of the actions restricted in Section 6.1, (vii) Effects in, arising from or relating to any existing event, occurrence, or circumstance with respect to which Purchaser has knowledge as of the Effective Date continuing through and including the Closing Date, including any matter set forth in the Schedules, provided such event, occurrence, or circumstance does not interfere with or prohibit Seller’s or Purchaser’s performance of each of its respective material obligations under this Agreement (or prevent, restrict or condition the participation of Dr. Durrant as principal or chief executive officer of Purchaser), (viii) Effects that arise from any seasonal fluctuations in the business, (ix) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect), (x)  the matters set forth on the Schedules; or (xi) the commencement or pendency of the Bankruptcy Case.

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(hhhh)    “Milestones” has the meaning set forth in Section 2.5(a).

(iiii)        “Milestone Payments” has the meaning set forth in Section 2.5(a).

(jjjj)        “Minimum Subsequent Overbid Increments” has the meaning set forth in Section 5.5.

(kkkk)    “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body, including any Order entered by the Bankruptcy Court in the Bankruptcy Case (including the Sale Order).

(llll)        “Ordinary Course” means the ordinary and usual course of operations of the business of Seller and its Subsidiaries taken as a whole consistent with past practice, taking into account the commencement and pendency of the Bankruptcy Case.

(mmmm)  “Outside Date” has the meaning set forth in Section 8.1(c).

(nnnn)    “Party” has the meaning set forth in the Preamble.

(oooo)    “Permitted Encumbrances” means (i) Encumbrances for utilities or Taxes arising or accruing after the Closing Date, or the nonpayment of which is permitted or required by the Bankruptcy Code; (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Acquired Assets which do not, individually or in the aggregate, materially and adversely affect the operation of the Acquired Assets; (iii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law which are not violated by the current use or occupancy of Seller at its office locations, provided that Purchaser shall not assume any Liabilities for any prior or future compliance with such laws, codes and restrictions at any office location not acquired by Purchaser; (iv) licenses granted on a non-exclusive basis that do not have a Material Adverse Effect on the Acquired Assets, Assigned Contracts, or the Assumed Liabilities; (v) such other Encumbrances or title exceptions as Purchaser may approve in writing in its sole discretion or which do not, individually or in the aggregate, have a Material Adverse Effect on the operation of the Acquired Assets, and (vi) any Encumbrances that will be removed or released by operation of the Sale Order.

(pppp)    “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group.

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(qqqq)    “Petition Date” means the date that Seller filed its voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

(rrrr)        “Post-Petition Contract Payments” means any payment made by Seller after the Petition Date and on or prior to Closing (a) with respect to any Cure Costs for any Assigned Contracts, or (b) to any of the third parties listed under Schedule 11.1(rrrr) for valid, post-petition obligations arising under any Contract between such party and the Seller, subject to, and to the extent set forth in, the DIP Budget.

(ssss)    “Post-Petition Contracts” has the meaning set forth in Section 1.1(b).

(tttt)        “Potential Assigned Contracts” has the meaning set forth in Section 1.5(b).

(uuuu)    “Projections” has the meaning set forth in Section 6.7(b).

(vvvv)    “Purchase Price” has the meaning set forth in Section 2.1(a).

(wwww)  “Purchase Price Allocation” has the meaning set forth in Section 9.2.

(xxxx)      “Purchaser” has the meaning set forth in the Preamble.

(yyyy)    “Qualified Bidders” has the meaning set forth in the Bidding Procedures Order.

(zzzz)      “Qualified Competing Bid” has the meaning set forth in the Bidding Procedures Order.

(aaaaa)   “Regulatory Approval” means, with respect to a country or other jurisdiction, all approvals, licenses, registrations, or authorizations of any Governmental Body necessary to commercialize an HGEN Product in such country or other jurisdiction, including, where applicable, (a) any pricing approval in such country or other jurisdiction, (b) pre-and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and (c) approval of product labeling.

(bbbbb)  “Related to the Acquired Business”, “Relating to the Acquired Business”, “Related to the Acquired to the Assets” or “Relating to the Acquired Assets” means relating to, pertaining to, consisting of, or referring to any of the Acquired Assets, including, without limitation, the Acquired Business described in the Recitals to this Agreement.

(ccccc)   “Sale Deadlines” has the meaning set forth in Section 5.7.

(ddddd)  “Sale Hearing” means any hearing set by the Bankruptcy Court to approve the sale pursuant to this Agreement.

(eeeee)   “Sale Motion” has the meaning set forth in Section 5.3.

(fffff)       “Sale Motion Deadline” has the meaning set forth in Section 5.3.

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(ggggg)  “Sale Order” means a Final Order of the Bankruptcy Court in form and substance acceptable to Seller and Purchaser, including, without limitation, all terms, condition and provisions set forth in Section 5.7.

(hhhhh)  “Sale Order Deadline” has the meaning set forth in Section 5.7.

(iiiii)        “Schedule Supplement” has the meaning set forth in Section 10.10(b).

(jjjjj)        “Schedules” has the meaning set forth in Section 10.10(a).

(kkkkk)   “Seller” has the meaning set forth in the Preamble.

(lllll)        “Seller Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, or arrangements, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option or equity incentive, severance, retention, employment, change-of-control, bonus or incentive, deferred compensation or any other material employee benefit plans or arrangements.

(mmmmm) “Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

(nnnnn)  “Tax” means any federal, state, local, non-U.S. or other income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, import, export, alternative minimum or estimated tax, including any interest, penalty or addition thereto.

(ooooo)  “Tax Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as the same may be in effect from time to time.

(ppppp)  “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any amendments thereto) that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

(qqqqq) “Territory” shall mean any of the United States, or the United Kingdom, or France, or Germany, or Italy, or Spain or Australia.

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(rrrrr)       “Therapeutic Indication” shall mean chronic myelomonocytic leukemia.

(sssss)   “Transfer Taxes” has the meaning set forth in Section 9.1.

11.2         Rules of Interpretation. Unless otherwise expressly provided in this Agreement, the following will apply to this Agreement, the Schedules and any other certificate, instrument, agreement or other document contemplated hereby or delivered hereunder.

(a)          Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP consistently applied. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)          The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and exhibit references contained in this Agreement are references to sections, clauses, Schedules and exhibits in or to this Agreement, unless otherwise specified. All exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(c)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(d)          The words “to the extent” shall mean “the degree by which” and not “if.”

(e)          When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.

(f)          Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(g)          The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(h)          All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically stated.

(i)          All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(j)          Any document or item will be deemed “delivered”, “provided” or “made available” by Seller, within the meaning of this Agreement if such document or item (a) is included in the Dataroom, (b) actually delivered or provided to Purchaser or any of Purchaser’s Advisors, or (c) made available upon request, including at Seller’s or any of its Subsidiaries’ offices.

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(k)          Any reference to any agreement or contract will be a reference to such agreement or contract, as amended, modified, supplemented or waived.

(l)          Any reference to any particular Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

(m)          All terms that are defined in the singular shall include the plural of such terms and all terms that are defined in the plural shall include the singular of such terms.

(n)          All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided (such as, by way of example only, any reference to a Business Day or Business Days).

(o)          reference to such agreement or contract, as amended, modified, supplemented or waived.

(p)          Any reference to any particular Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

(q)          All terms that are defined in the singular shall include the plural of such terms and all terms that are defined in the plural shall include the singular of such terms.

(r)          All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided (such as, by way of example only, any reference to a Business Day or Business Days).

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PURCHASER

TARAN THERAPEUTICS INC.

By:	/s/ Cameron Durrant
Name:	Cameron Durrant
Title:	Owner and Chief Executive Officer

SELLER

HUMANIGEN, INC.

By:	/s/ Ronald Barliant
Name:	Ronald Barliant
Title:	Independent Director and Member of the Special Committee of Humanigen, Inc.